Exhibit 10.20

PURCHASE AND SALE AGREEMENT

Agreement Date:	December 15, 2008

Scheduled Closing Date:	December 31, 2008

Seller:	Golden Oval Eggs, LLC

Seller:	GOECA, LP

Seller:	GOEMCA, Inc.

Seller:	Midwest Investors of Iowa, Cooperative

Purchaser:	Rembrandt Enterprises, Inc.

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made this 15th day of December, 2008, by and among GOLDEN OVAL EGGS, LLC, a Delaware limited liability company (“GOE”), MIDWEST INVESTORS OF IOWA, COOPERATIVE, a cooperative association organized under Chapter 501 of the Iowa Code (“Midwest”), GOEMCA, INC., a Delaware Corporation (“GOEMCA”), GOECA, LP, a Delaware limited partnership (“GOECA,” and, together with GOE, GOEMCA and Midwest, collectively, the “Seller” or individually, a “Seller Party”), and REMBRANDT ENTERPRISES, INC., an Iowa Subchapter S corporation (“Purchaser”).   Unless otherwise defined in this Agreement, capitalized terms are defined in SECTION 10.12.

RECITALS:

A.                                  Seller is engaged in the business of producing, processing and distributing value added egg products, including, without limitation, liquid whole egg, liquid egg white, and liquid egg yolk, as well as other further processed, value added egg products (the “Business”);

B.                                    The Seller occupies or utilizes facilities located at (i) 1800 Park Avenue East, Renville, MN  56284, (ii) 15650 35th Ave. N., Suite 110, Plymouth, MN  55446, (iii) 13780 450th Street, Thompson, Iowa 50478, (iv) 496 Industrial Park Road, Abbeville, AL 36310, (v) 1597 S. Washington, Millersburg, OH  44654, 1811 Mountain Ave, Norco, CA  92860, (vi) 4755 East 49th, Los Angeles, CA  90058 and (vii) 409 N. Wood, Neosho, MO  64850 (collectively, the “Business Premises”);

C.                                    Midwest owns the real estate located in Thompson, Iowa used by GOE in the Business; and

D.                                   Purchaser is desirous of purchasing from Seller, as a going concern business, and the Seller is desirous of selling to Purchaser, substantially all of the assets of Seller, all upon, and subject to, the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the recitals and the mutual undertakings, representations, warranties, covenants, and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1.                             BASIC TRANSACTION.

Section 1.1.                                SALE AND PURCHASE OF ASSETS.

Subject to the terms and conditions in this Agreement, Seller agrees on the Closing (as defined in SECTION 4.1(a)) to assign, sell, transfer, convey, and deliver to Purchaser, and Purchaser agrees on the Closing to purchase and accept from Seller, all of the assets and personal property of Seller (excepting only the assets specifically identified as “Excluded Assets”) related to or used in the operation of the Business, wherever the same may be located (collectively referred to as the “Purchased Assets”), including, without limitation, the following:

(a)                                 Land.  The parcels of land described in EXHIBIT 1.1(a) attached to this Agreement (the “Land”), together with all rights, easements and interests appurtenant to the

Land, including, but not limited to, any water or mineral rights owned by or leased to Seller.

(b)                                Improvements.  All improvements located on the Land, including, but not limited to, all buildings, as well as all other structures, systems, and utilities associated with, and utilized by Seller in the ownership and operation of the Business (all improvements are collectively referred to as the “Improvements”).

(c)                                 Fixed Assets.  All fixed assets, including all machinery and equipment, furniture, tools, motor vehicles, loaders, maintenance equipment, signage, office furniture, fixtures and equipment, computer workstations and other office equipment, servers, laptops, copiers, scanners, printers, telephone equipment, computer hardware, telephone equipment, and leasehold improvements together with all spare parts, accessories and tooling and specifically including those items set forth on the fixed asset register, a copy of which is attached hereto as EXHIBIT 1.1(c) (all fixed assets are collectively referred to as the “Fixed Assets”);

(d)                                Intangible Property.  All intangible personal property, including all business records, Customer and Prospect Information, all computer programs and software including back-up copies and documentation therefore, and specifically, without limitation, those items set forth on EXHIBIT 1.1(d), sales orders in process, customer lists, customer sales history, and all related records (including contact information), vendor lists and item numbers, logos, telephone numbers, letterhead, customer contracts for future business, client license agreements, artwork (whether created for customers or for advertising purposes and in whatever form maintained), marketing materials, catalogs, samples, sales materials, sales literature, displays, advertising pieces, and goodwill, as well as any and all product formulation, bills of material and processing specifications (including, without limitation, customer specifications), (“Intangible Property”);

(e)                                 Receivables.  Accounts and Notes Receivable from any source whatsoever arising (“Receivables”);

(f)                                   Intellectual Property.  All Intellectual Property Rights (the “Intellectual Property”) including those items set forth in EXHIBIT 1.1(f);

(g)                                Trade Rights.  All distributor, supplier and marketing industry memberships, registrations, rights and privileges and any documentary evidence thereof (“Trade Rights”);

(h)                                Licenses and Permits.  All permits, licensing approvals, and notifications, governmental or otherwise, relating to the Business, including those items set forth on EXHIBIT 1.1(h) (“Licenses and Permits”);

(i)                                    Franchises.  All distributor and franchise contract rights related to the Business, including those identified on EXHIBIT 1.1(i) (“Franchises”);

(j)                                    Contracts.  All rights arising under contracts (whether written or oral) related to and/or arising out of the operation of the Business (the “Contracts”) as well as any claims (including any insurance claims and warranty claims), causes of action, credits, guarantees, mortgages, pledges, and covenants against completion in favor of Seller or under which Seller is the beneficiary, including those matters identified on EXHIBIT 1.1(j) attached to this Agreement (collectively, “Contract Rights”);

(k)                                 Advertising Materials.  All advertising and marketing materials, sales literature, sales aids, trade show displays, customer displays, advertising pieces, catalogs and samples on hand and in possession of customers and negatives, film and production materials for any of the foregoing (“Advertising Materials”);

(l)                                    Prepaid Assets, Deposits and Patronage Dividends.  All prepaid assets and deposits, including, but not limited to, deposits for advertising, leases, equipment, leases, utilities and bids, trade show deposits, and prepaid license fees, royalties, subscriptions, dues, interest, insurance premiums, cash surrender value of insurance policies and maintenance agreements, feed, grain and ingredient deposits, pullet deposits (collectively, “Prepaid Assets”), as well as all right, title and interest in and to patronage dividends with Farm Credit and Co-Bank as set forth on EXHIBIT 1.1(l);

(m)                              Inventory.  All inventory of finished goods, work-in-process, raw stock, materials and supplies (“Inventory”), including, without limitation, inventories of pullets and laying hens, feed, grain, feed supplements, medications, related nutrition and feed supplements, raw materials, finished goods, supplies, work in process, semi finished goods, components, and packaging materials, including, without limitation, those items set forth in the Inventory Ledger attached hereto as EXHIBIT 1.1(m);

(n)                                Shares and Securities.  All shares of capital stock of any corporation and other securities or rights to acquire any shares or securities, including, without limitation, interests in AEI and United Mills as set forth on EXHIBIT 1.1(n) (“Shares and Securities”).

(o)                                Miscellaneous Assets.  Any other miscellaneous assets related to the Business, including all underlying assets reflected in the May 31, 2008 and August 31, 2008 balance sheets (“Other Assets”).

Section 1.2.                                EXCLUDED ASSETS.

Notwithstanding anything to the contrary in this Agreement, Purchaser does not purchase, and Seller does not sell, any of the following assets (“Excluded Assets”):

(a)                                 Corporate Books and Records.  Seller’s corporate minute books and unitholder or investor information (provided that Seller will provide copies to Purchaser upon request by Purchaser for reasonable business purposes).

(b)                                Cash.  Seller’s cash on hand, or on deposit with any financial institution.

(c)                                 Other Assets.  The items of personal property specifically listed on EXHIBIT 1.2(c), attached to this Agreement.

(d)                                Millersburg Lease and Certain Millersburg Assets.

Any lease agreement related to the Millersburg, Ohio location, and assets located at Millersburg and used in the operation of the Millersburg facility which are sold by Seller prior to Closing (subject to Purchaser’s right of first refusal on two (2) Diamond Breakers used in the operation at the Millersburg facility).

(e)                                 Receivables in Litigation.  The items of Receivables specifically listed on EXHIBIT 1.2(e).

Section 1.3.                                LIMITATION ON LIABILITIES AND OBLIGATIONS ASSUMED.

Except for the Assumed Liabilities, as defined in SECTION 2.1(c)(i), Purchaser shall not assume any Liability of Seller, or any obligations, or undertakings of Seller of any kind or nature, whether fixed or contingent, known or unknown, determined or determinable, due or not yet due.

Section 1.4.                                SALES, USE, AND DEED TAXES.

Seller and Purchaser shall each be fifty percent (50%) responsible for payment of any sales and use taxes assessable with respect to the transfer of the Purchased Assets.  Seller and Purchaser shall each be fifty percent (50%) responsible for all transfer, or deed taxes assessable with respect to the transfer of the Land and the Improvements.

ARTICLE 2.                             PURCHASE PRICE AND PAYMENT.

Section 2.1.                                PURCHASE PRICE.

The purchase price for the Purchased Assets, as adjusted by the Closing Working Capital Adjustment, shall be One Hundred Twenty Three Million Seven Hundred Fifty Thousand and no/100 Dollars ($123,750,000.00) (the “Cash Purchase Price”) and the assumption of the Assumed Liabilities (collectively the “Purchase Price”).  Purchaser shall pay the Purchase Price to Seller as follows:

(a)                                 Payment at Closing.  One Hundred Twenty One Million Two Hundred Fifty Thousand and no/100 Dollars ($121,250,000.00) (the “Closing Cash Payment”) by wire transfer in immediately available funds at Closing, as adjusted by:

(i)                                    a reduction for the total remaining cost to complete the Thompson Facility Improvements, as such term is defined in SECTION 5.1(o), and

(ii)                                 a reduction for the total remaining cost to complete the Safety/Environmental Improvements, as such term is defined in SECTION 5.1(o);

(b)                                Post-Closing Payment.  Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00), plus interest at a 3 Month Libor rate calculated at Closing, as adjusted after the computation of the Closing Working Capital Adjustment, payable as provided in SECTION 2.2.

(c)                                 Assumption Agreement.

(i)                                    Assumption of the following enumerated liabilities of Seller (the “Assumed Liabilities”) pursuant to a written assumption agreement delivered by Purchaser at Closing in the form of EXHIBIT 2.1(c) (the “Assumption Agreement”) :

(A)                             The assigned contracts listed on EXHIBIT 2.1(c)(i)(A) (the “Assigned Contracts”);

(B)                               Current trade accounts payable to the extent accrued on the Final Working Capital Statement, as defined in SECTION 2.2(d)(ii);

(C)                               Seller’s obligation to perform work for which Seller has received payment prior to Closing (e.g. customer deposits) to the extent accrued on the Final Working Capital Statement;

(D)                              Accrued salaries, commissions, wages, and payroll taxes for the current pay period and accrued PTO/vacation (subject to the maximum PTO/vacation carryover under Purchaser’s PTO Plan) relating solely to employees hired by Purchaser on the Closing (the “Hired Employees”), to the extent accrued on the Final Working Capital Statement;

(E)                                Seller’s obligation under the leases for property, equipment or other assets directly related to the Business which are expressly set forth on EXHIBIT 2.1(c)(i)(E); and

(F)                                Other accrued expenses as set forth on EXHIBIT 2.1(c)(i)(F) to the extent accrued on the Final Working Capital Statement.

provided, however, that Seller shall continue to pay and perform each of the Assumed Liabilities to be assumed by Purchaser in accordance with the terms of such obligations, or, if earlier in the Ordinary Course of Business prior to the Closing.

(ii)                                 Notwithstanding the foregoing, Purchaser shall not assume and the Assumed Liabilities shall not include:

(A)                             Taxes, as defined in SECTION 7.1(f)(i) of this Agreement, except as specifically provided in SECTION 2.3;

(B)                               Obligations, including notes, accrued expenses or other liability or debt (including, without limitation, director’s fees) of the Seller or any Related Person of the Seller;

(C)                               Any salaries, commissions, wages, related payroll taxes, and accrued PTO/vacation except as expressly reflected on the Final

Working Capital Statement, as well as benefits, performance or incentive bonuses, severance payments and any other amounts due to any employee of Seller, except as expressly reflected on the Final Working Capital Statement;

(D)                              Any capital lease obligations;

(E)                                Any interest bearing debt, such as, without limitation, any credit lines or business loans;

(F)                                Any environmental Liability, obligations and commitments of Seller, including, without limitation, Seller’s non-compliance with Environmental Health and Safety Requirements, and all costs associated with the completion of construction of the Thompson wastewater treatment facility, as well as any Liability or obligation under the related Iowa Consent Agreement;

(G)                               Any Liability associated with the investigation initiated by the Assistant US Attorney for the United States of America on behalf of the Antitrust Division of the Department of Justice (“DOJ”), for which GOE obtained a Subpoena to testify before the grand jury issued out of the Eastern District of Pennsylvania, any Liability associated with the Civil Investigative Demand issued by the Attorney General of the State of Florida (“Investigative Demand”), as well as all Liability associated with civil class action litigation against GOE;

(H)                              Any obligations under agreements, whether written or oral, with employees of Seller or any other Persons that would provide them cash or other compensation upon consummation of the Contemplated Transactions, all of which agreements are identified in EXHIBIT 2.1(c)(ii)(h); and

(I)                                   Transactional Costs of Seller, as defined in SECTION 10.14 of this Agreement, including any Greene Holcomb & Fisher’s fees for this transaction.

Section 2.2. POST CLOSING ADJUSTMENT TO PURCHASE PRICE - WORKING CAPITAL ADJUSTMENT

The Purchase Price shall be increased or decreased by the amount, if any, of the Closing Working Capital Adjustment.  The “Closing Working Capital Adjustment” is the amount by which the Working Capital as of the Closing and as set forth on the Final Working Capital Statement, is greater than or less than Twenty Five Million Two Hundred Seventy Four Thousand and No/100 Dollars ($25,274,000.00) (the “Threshold”).  Seller’s calculation of the Threshold working capital, and the format for calculation thereof, shall be set forth on EXHIBIT 2.2 hereto.  The adjustment to Purchase Price shall be made after determination of the Final Working Capital

Statement, as defined in SECTION 2.2(d)(ii), of Seller following Closing and in accordance with this SECTION 2.2.

(a)                                 Working Capital.  “Working Capital,” shall be defined as the adjusted sum of the net book value of Accounts Receivable, Inventory, and Prepaid Expenses transferred to Purchaser hereunder, less the net book value of the Assumed Liabilities, all as set forth in the Final Working Capital Statement, all as calculated under the method shown in EXHIBIT 2.2.

(b)                                Rules for Computation.  The Final Working Capital Statement shall be prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied, using GOE’s past practices and specifically in accordance with the form and methodology set forth in EXHIBIT 2.2

(c)                                 Projected Working Capital Adjustment.  The “Projected Working Capital Adjustment” shall be the difference between the Projected Working Capital and that Threshold, as calculated within twenty (20) days after the Closing.  Specifically, Purchaser shall, in consultation with Tom Powell, review the Seller’s Accounts Receivable aging report, Inventory extension report, and the Accounts Payable aging report, and perform necessary testing of the sums reflected in such reports to determine an estimate of the projected working capital as of the Closing (“Projected Working Capital”), consistent with the methodology for determining the Closing Working Capital Adjustment.  Purchaser and Seller shall review any Projected Working Capital, based upon such determination.  In the event that the Parties agree that the Projected Working Capital exceeds the Threshold, then the amount by which the Projecting Working Capital exceeds the Threshold shall be paid by Purchaser to Seller within two (2) Business Days after such determination and agreement (the amount of such payment hereinafter, the “Projected Working Capital Adjustment”).

(d)                                Closing Working Capital Adjustment.  The determination of the Closing Working Capital Adjustment shall be made as follows:

(i)                                    During the seventy-five (75) day period following the Closing, or as soon after the Closing as is practicable, Purchaser, in cooperation with a representative appointed by Seller, will prepare a draft of a “Working Capital Statement” as of the Closing Date, setting forth the calculation of working capital transferred to Purchaser hereunder.  Seller shall notify Purchaser of their acceptance or rejection of the Working Capital Statement within thirty (30) days of receipt of the Working Capital Statement.

(ii)                                 Seller’s failure to deliver notice of acceptance or rejection within the 30 day period shall be deemed to constitute acceptance. Upon acceptance, whether in writing or by passage of time, the Working Capital Statement shall become final and binding upon the Parties (the “Final Working Capital Statement”).

(iii)                             In the event a Party rejects the Working Capital Statement, the Parties shall, within 15 days (or another period as the Parties may agree) following the notice (the “Resolution Period”), attempt to resolve their differences, and any resolution by the Parties as to any disputed amounts shall be final, binding and conclusive on the Parties.

(iv)                             If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute as to the Working Capital Statement, then all amounts remaining in dispute will be submitted to the accounting firm of Grant Thornton (the “Neutral Auditor”).  Each Party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter.  All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor, will be paid by the Party not prevailing with respect to the calculation in dispute between Seller and Purchaser as determined by the Neutral Auditor, such that the prevailing Party is reimbursed for any fees and expenses incurred.  The Neutral Auditor will act as an arbitrator to determine, based solely on the provisions of this section and the related exhibits, only those issues still in dispute and only as to whether the amounts were arrived at in accordance with this Agreement.  The Neutral Auditor’s determination must be made within 30 days of its engagement, must be set forth in a written statement delivered to Seller and the Purchaser and is final, binding and conclusive on the Parties.

(v)                                Upon resolution of any dispute, whether by acceptance, agreement or resolution through the Neutral Auditor, the result shall be the Final Working Capital Statement.

(e)                                 Adjustments.  The Closing Working Capital Adjustment, if any, to Purchase Price shall be effected within two (2) Business Days after the determination of the Final Working Capital Statement under SECTION 2.2(d), with a payment, as applicable, by Seller or Purchaser to the other Party as follows:

(i)                                    If the Closing Working Capital, as reduced by any Projected Working Capital Adjustment, equals the Threshold, the entire Post Closing Payment shall be paid to Seller.

(ii)                                 If the Closing Working Capital, as reduced by any Projected Working Capital Adjustment, is less than the Threshold, the difference between the Closing Working Capital (reduced by any Projected Working Capital Adjustment) and the Threshold shall be retained by the Purchaser and the remainder, if any, of the Post Closing Payment shall be paid to Seller (and if the Post Closing Payment is inadequate to cover the difference, Seller shall pay to Purchaser any such additional required amount).

(iii)                              If the Closing Working Capital, as reduced by any Projected Working Capital Adjustment, is greater than the Threshold, the Purchaser shall pay to Seller the Post Closing Payment plus the amount by which the Closing

Working Capital (as reduced by any Projected Working Capital Adjustment) exceeds the Threshold.

Section 2.3.                                PRORATION OF TAXES

All general real estate and ad valorem taxes applicable to the Land and Improvements shall be prorated payable for 2008 on a calendar year basis, utilizing actual final tax bills, if available prior to Closing.  If the tax bills are not available, then such taxes shall be prorated on the basis of the most currently available tax bills for the Land and Improvements and promptly re-prorated upon the issuance of final bills, and any amounts due from any party to the other shall be paid in cash at that time.   All general assessments shall be prorated as of the Closing, with Seller being responsible for any installments of general assessments which are due prior to the Closing Date and Purchaser being responsible for any installments of general assessments which are due on or after the Closing Date.  All special assessments shall be paid by Seller prior to the Closing Date.

Section 2.4.                                ALLOCATION OF PURCHASE PRICE.

The Purchase Price will be allocated on a mutually agreed basis by the Parties among the Purchased Assets under the residual method as described in Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) no later than seventy-five (75) days following the Closing Date (an example of a calculation in accordance with the foregoing is attached hereto as EXHIBIT 2.4).  Purchaser and Seller further agree to report this transaction for all purposes, including any Tax reporting, in accordance with the allocation and to attach the applicable asset acquisition statement to their respective income tax returns for the taxable year of reporting this transaction.

ARTICLE 3.          CONDUCT AND TRANSACTION OF BUSINESS PRIOR TO CLOSING.

Section 3.1.                                ACCESS TO INFORMATION.

During the period between the date of this Agreement and Closing, Seller shall give to Purchaser and its attorneys, accountants, or other authorized representatives, all reasonable access respecting Seller’s property, personnel, books, contracts, commitments, and records and shall furnish to Purchaser during such period all information as Purchaser may reasonably request. Purchaser shall have the right to conduct on site inspections of the Business Premises, with prior approval of Seller, which shall not be unreasonably withheld.

Section 3.2.                                RESTRICTIONS IN OPERATION OF THE BUSINESS.

Seller represents and covenants that:

(a)                                 Employee Obligations.  Seller has paid, and will pay at or before Closing, or thereafter in the Ordinary Course of Business, all obligations to or on behalf of Seller’s employees, including payroll for all hours worked through the Closing, all sales commissions for sales made through the Closing, all unused vacation, sick or other benefit pay, and all health insurance premium payments or other insurance premium payments, contributions or obligations, bonuses or additional compensation due to, or on behalf of, its employees for services performed, or related to employment occurring, prior to the Closing, except for the Assumed Liability as expressly reflected in the Final Working Capital Statement.  Whether or not accrued or consistent with Seller’s policies or past practice, all such compensation and benefits shall be deemed fully vested upon Closing for purposes of this section.

(b)                                Preservation of the Business.  Seller shall use their best efforts to preserve their respective business organizations and assets of the Business and not to impair relationships with customers and others having business relations with the Business.

(c)                                 Operation of the Business.  Seller will, between the date of this Agreement and the Closing, conduct its business in the Ordinary Course of Business and will not engage in any practice, or enter into any contract outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, and except as expressly provided in this Agreement, between the date of this Agreement and the Closing, the Seller will not take any action the effect of which is to materially:

(i)                                     transfer or convert any of the Purchased Assets  directly or indirectly to the benefit of any Seller Party;

(ii)                                  redeem, purchase or otherwise acquire its capital stock; or

(iii)                               diminish the Purchased Assets to be transferred hereunder to the Purchaser.

Section 3.3.                                NO SOLICITATION OF OTHER OFFERS.

(a)                                 No Other Negotiations.  Other than as expressly set forth in this Agreement (as, for example, the rights of Seller to sell Millersburg assets, as provided under SECTION 1.2(d)), no Seller Party will disclose, negotiate, arrange, agree or conclude any disposal of ownership interests, or of any material assets, of Seller with any Person other than the Purchaser without the prior written consent of Purchaser until the Closing or termination of this Agreement (the “Lock-Out Period”) and, further, that they shall have, prior to execution of this Agreement, terminated all discussions which they may have entered into with any persons other than the Purchaser relating to any such disposal; provided, that this SECTION 3.3(a) shall not apply to Transactions regarding inventory of products, animals and feed consumed and sold in the Ordinary Course of Business;

(b)                                No Consideration of Other Offers.  For the duration of the Lock-Out Period, and except for transactions in the Ordinary Course of Business, no Seller will, except as expressly set forth in this Agreement, initiate, accept or consider any proposals from any Person other than the Purchaser for the acquisition of ownership interests in, or of any material assets of, any Seller Party, and shall not, except as expressly permitted under this Agreement, take any steps to prejudice the completion of the Contemplated Transactions.

(c)                                 Superior Proposal.  Notwithstanding anything to the contrary in this Agreement, if:

(i)                                    Seller receives any contact from any Person to initiate discussions, or consider a proposal related to the acquisition of ownership interests in or material assets of, any Seller Party (an “Acquisition Proposal”), Seller shall immediately disclose to Purchaser all of the material terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal; and

(ii)                                the Board of Managers of GOE determines that the Acquisition Proposal is a Superior Proposal (after taking into account any written binding offer by Purchaser to improve the terms of this Agreement in response to the Acquisition Proposal), then GOE and its representatives may:

(iii)                             furnish information with respect to GOE to the Person making the Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement; and

(iv)                             participate in discussions or negotiations with the Person making the Acquisition Proposal (and its representatives) regarding the Acquisition Proposal.

(d)                                Recommendation of this Agreement.  Except pursuant to SECTION 3.3(e) below, Seller agrees that no Board nor any committee shall:

(i)                                    (A) withdraw (or modify in a manner adverse to Purchaser), or propose to withdraw (or modify in a manner adverse to Purchaser), the recommendation or declaration of advisability by the Board of Managers or any committee of this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal; or

(ii)                                 approve or recommend, or propose to approve or recommend, or permit any Seller Party to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Acquisition Proposal (other than a confidentiality agreement pursuant to SECTION 3.3(c).

(e)                                 Notwithstanding anything in this Agreement to the contrary:

(i)                                    the Board of Managers of GOE or any committee of the Board of Managers of GOE may, as required by Law, and to the extent not in breach of this SECTION 3.3, withdraw or modify its recommendation of this Agreement (a “Change of Recommendation”), cancel or postpone any meeting of GOE members, and otherwise communicate with the members of GOE as the Board of Managers or any committee as necessary; and

(ii)                                 in response to a Superior Proposal that did not result from a breach of SECTION 3.3, and where the Purchaser is not willing to agree to move forward with the Contemplated Transaction on improved terms that render Purchaser’s proposal superior to the Superior Proposal, the Board of Managers of GOE may recommend that GOE terminate this Agreement pursuant to SECTION 5.3(f).  Concurrently with or after the termination, Seller may enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with respect to the Superior Proposal.

(f)                                   Superior Proposal.  “Superior Proposal” means an Acquisition Proposal on terms and conditions which the Board of Managers of GOE determines in good faith are (considering such factors as the Board of Managers determines, in good faith, appropriate, including the likelihood of completion) are more favorable to GOE than those set forth in this Agreement.

Section 3.4.                                TITLE EVIDENCE.

As evidence of title to the Owned Real Property and for information purposes as to the Leased Real Property (as those terms are defined in SECTION 7.1(j)(ii)), Seller shall cause to be prepared and delivered to the Purchaser at Seller’s expense;

(a)                                 a commitment or preliminary title report (“Title Commitment”) for the Real Property (as defined in SECTION 7.1(j)(ii)), from First American Title Insurance Company;

(b)                                copies of all exception documents noted in such Title Commitments; and

(c)                                 copies of surveys in Seller’s possession for the Owned Real Property and the Leased Real Property;

(collectively, “Title Evidence”).

EXHIBIT 3.4 sets forth, according to exception number, all issues and concerns relating to the exceptions listed in the Title Commitments that Purchaser wants Seller to address prior to Closing.  All exceptions listed in the Title Commitments, other than the exceptions set forth in EXHIBIT 3.4, are the “Permitted Exceptions.”

Section 3.5.                                HART-SCOTT-RODINO ACT FILINGS.

Each of the Seller and the Purchaser will file a Notification And Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with the Federal Trade Commission (“FTC”) and with DO with respect to the Contemplated Transactions. If either FTC or DOJ issues a subsequent request for information, Purchaser or Seller shall: (a) comply fully with any FTC or DOJ requests for additional information within the prescribed time periods for response; and (b) not extend any waiting period under the HSR Act without the prior written consent of the other party.  The filing fees paid to the FTC and the DOJ in conjunction with any filing under the HSR Act (the “HSR Fee”) shall be paid by the Purchaser.

Section 3.6.                                NOTIFICATION OF CERTAIN MATTERS.

The Seller and Purchaser agree to provide prompt written notice to each other of, and to use their respective best efforts to prevent or promptly remedy, any material failure on its part to comply with or satisfy any covenant, condition or agreement, to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this SECTION 3.6 shall not be deemed to amend or supplement any exhibit or schedule attached hereto, to prevent or cure any misrepresentations, breach of warranty or any breach of covenant or to limit or otherwise affect the remedies available to the Party receiving the notice.

Section 3.7.                                RISK OF LOSS.

Seller assumes all risk of destruction, loss, or damage to the Purchased Assets due to fire, storm, or other casualty up to the Closing. If any destruction, loss, or damage to the Purchased Assets is such that the Business of Seller is interrupted, curtailed or materially affected prior to the Closing, then the Party becoming aware of such destruction, loss or damage shall provide the other Party hereto written notice.  Within ten (10) days of the receipt of such notice, the Parties shall meet to discuss such destruction, loss, or damage, and the availability of insurance to cover such destruction, loss or damage.  Purchaser shall have the following rights:

(a)                                 Rescission.  Rescind this Agreement, and all rights and obligations of each of the Parties to each other Party shall terminate; or

(b)                                Assignment of Benefits.  Proceed to Closing and accept from Seller an assignment of all insurance proceeds payable in connection with the destruction, loss or damage together with a reduction in the Purchase Price equal to the amount of any deductible, co-insurance or self-insurance retained by Seller.

Section 3.8.                                PUBLIC STATEMENTS.

Except as required by Law and as provided in SECTION 3.9, no public release, announcement or other form of publicity or disclosure to any third party concerning this Agreement or the Contemplated Transactions shall be issued by any Party without the prior written consent of all other Parties; provided, however, that: (a) Purchaser or Seller may contact material customers, vendors and creditors in order to arrange for the smooth transition of the Business to Purchaser and continuation of the Business following the Closing and to obtain written consent to assign the Contracts to Purchaser; and (b) Purchaser may announce the signing and completion of the transaction, and GOE may, as required for compliance with GOE’s Securities and Exchange Commissions (“SEC”) reporting obligations, disclose this Agreement and the Contemplated Transactions in connection with the preparation and distribution of the proxy statement to GOE’s members and solicitation of GOE member approval, as further described in SECTION 3.10, and make necessary filings as required for SEC reporting compliance.

Section 3.9.                                GOE AND MIDWEST MEMBER APPROVAL.

GOE and Midwest, respectively, shall promptly after the date of this Agreement give all required notices and take all action necessary to (i) notify its members of a special meeting to seek approval of the Contemplated Transactions and (ii) to mail to its members information relevant to their vote, as required under applicable Law.  Subject to SECTION 3.3, the Board of Managers of GOE and Midwest shall, respectively:

(a)                                 promptly and duly call, give notice of, convene and hold a special meeting of its members, in the case of GOE, within 21 days after receipt of approval by the SEC of the Proxy Statement to be distributed to GOE’s members for the purpose of obtaining approval of the transactions contemplated under this Agreement;

(b)                                recommend to its members approval of the Contemplated Transactions under this Agreement; and

(c)                                 take all commercially reasonable action to solicit and obtain member approval, subject to SECTION 3.3.

Section 3.10.                         DISCLOSURE SCHEDULES; NOTICE OF DEVELOPMENTS.

From and after the date of this Agreement until ten (10) days prior to the Closing, Seller shall promptly notify Purchaser by written notice, of any development causing a breach of any of the representations or warranties set forth in SECTION 7.1.  Purchaser shall have the remedies available to Purchaser under this Agreement, which shall include, without limitation, termination of this Agreement pursuant to SECTION 5.3(d) by reason of the development.  Unless this Agreement is terminated by Purchaser, as permitted by the foregoing provisions, the written notice pursuant to this SECTION 3.10 shall amend the Disclosure Schedules, to have qualified the representations and warranties contained under SECTION 7.1.  Each Party shall promptly provide the other Party with written notice of any set of facts and circumstances that cause any of the representations and warranties of either party to be false or inaccurate.  Updates to the Merrill Datasite, as such term is defined in SECTION 4.2(m), added for the first time after the date of this Agreement, shall constitute written notice under this SECTION 3.10; provided, that upon request, the party receiving notice shall be entitled to request and receive a clarification as to the specific disclosures being amended under ARTICLE 7 hereof.

ARTICLE 4.                             CLOSING.

Section 4.1.                                CLOSING.

(a)                                 Closing Date.  The closing of the Contemplated Transactions (“Closing”) shall take place on the later of (i) December 31, 2008; (ii) five (5) Business Days after the expiration of the waiting period for Hart-Scott-Rodino, (iii) five Business Days after GOE and Midwest have obtained member approval under SECTION 3.10 for the transaction, iv) a date following completion of an extension under SECTION 5.1(J), or v) a date as shall be mutually agreed upon by the Parties in writing.  For purposes of the calculations reflected on the Final Working Capital Statement, the Closing shall be deemed to be effective at 11:59 p.m. on the date of Closing.  The transfer of title to the Purchased Assets shall be effective immediately upon completion of the deliveries required pursuant to this ARTICLE 4 and the satisfaction or waiver of the conditions described in ARTICLE 5.

(b)                                Closing Location.  The Closing shall take place at or about 9:00 a.m. Central Standard Time or another place or time as the Parties may agree.

Section 4.2.                                DOCUMENTS TO BE DELIVERED BY SELLER.

Seller agrees to deliver the following documents, in form and substance reasonably satisfactory to the Parties and their respective counsel, duly executed as appropriate, to Purchaser at the Closing:

(a)                                  Corporate Documents.

(i)                                    Articles of Incorporation or Articles of Organization, as the case may be, of each Seller Party, certified by the Secretary of State of its state of incorporation or organization;

(ii)                                 Certificates of Existence or Good Standing, as applicable, from the each state in which an individual Seller Party was formed or organized, dated no earlier than ten (10) days prior to the Closing; and

(iii)                              Bylaws or Operating Agreement, as the case may be, of each Seller Party certified by such Seller Party’s secretary or manager, as the case may be; and

(iv)                             Certificates of Existence or Good Standing of each Seller Party issued by the appropriate governmental official of each state in which each Seller Party is registered as a foreign corporation or limited liability company, as the case may be, dated no earlier than ten (10) days prior to the Closing.

(b)                                Authorizing Resolutions.  Certified copy of resolutions of the shareholders and directors or the members and manager, as the case may be, of each Seller Party, authorizing each Seller Party to enter into this Agreement and to consummate the Contemplated Transactions;

(c)                                 Bill of Sale.

Bill of Sale for the assignment and transfer of the Purchased Assets in substantially the form of EXHIBIT 4.2(C);

(d)                                Assignments; Consents.  Appropriate assignment documents assigning Seller’s right, title and interest in the Receivables, Intangible Property, Intellectual Property, Trade Rights, Licenses and Permits, Franchises, Contracts and Contract Rights, Advertising Materials, Prepaid Assets, Shares and Securities, and Other Assets including written consent to the assignments, if required by the terms thereof, in substantially the form prepared by Purchaser and submitted to Seller on or before December 1, 2008;

(i)                                    Consents to the registration by Purchaser of each of the assumed names used by the Business in form for filing in all jurisdictions where required by the nature of the Business as prepared by Purchaser and submitted to Seller prior to Closing.

(ii)                                 Consents by each contracting Party to the assignment by Seller, and the assumption by Purchaser, of Seller’s obligations with respect to each of the Assumed Liabilities, in substantially the form prepared by Purchaser and submitted to Seller on or before December 1, 2008;

(iii)                              Assignment documents in a form reasonably acceptable to Purchaser, by all individuals or entities who engaged in development efforts with respect to the Intellectual Property;

(e)                                 Warranty Deed.  General Warranty Deeds, in recordable form, conveying the Land and the Improvements to Purchaser, free and clear of all liens, claims and encumbrances except for the Permitted Exceptions.

(f)                                   Title Commitment.

A commitment for title insurance in accordance with SECTION 3.4, issued by First American Title Insurance Company, with standard and general printed exceptions (excluding only the Permitted Exceptions) deleted so as to afford full extended form coverage, and including endorsements reasonably requested by Purchaser.  Seller shall have provided all documents requested by the title company.

(g)                                Motor Vehicles.  Certificates of title for all vehicles included in the Purchased Assets, duly endorsed for transfer to Purchaser.

(h)                                Bring-down Certificate.  Certificate of an officer of Seller regarding representations and warranties as required under SECTION 5.1(a);

(i)                                    Opinion of Counsel.  Opinion of counsel for Seller as required under SECTION 5.1(b);

(j)                                    Release of Liens.  Termination Statement, Satisfaction, or Release, executed by the secured party and in form for filing for every UCC-1 Financing Statement on file with any state or local filing authority naming Seller as debtor party and claiming an interest in any of the Purchased Assets.

(k)                                 Tax Compliance.  Certification from the appropriate government official(s) in each state in which the Purchased Assets are located that Seller has complied with its obligations relating to sales and use taxes, that no liens have been filed with respect to any such taxes, and that Purchaser is not required to withhold any portion of the Purchase Price to pay such taxes;

(l)                                    Foreign Person Certificate.  Seller shall provide a certificate, in the form prescribed by Treasury Regulations under Section 1445 of the Code, that Seller is not a foreign Person within the meaning of Section 1445 of the Code and the Treasury Regulations;

(m)                              Merrill DataSite Database.  Seller shall provide to Purchaser a full and complete copy of the Merrill DataSite Database for the “Tomcat 2008” Project the (“Merrill Datasite”), as made available to Purchaser in its due diligence process, in a form accessible and readable by Purchaser;

(n)                                Agreements with Potential Acquirers.  Seller shall deliver copies of all confidentiality and nondisclosure agreements executed with Potential Acquirers, all of which shall be assigned to Purchaser at Closing; and

(o)                                Other Documents.  Other documents as Purchaser may reasonably request to carry out the transaction contemplated under this Agreement, as prepared by Purchaser at their sole cost and expense.

Section 4.3.                                DOCUMENTS TO BE DELIVERED BY PURCHASER.

Purchaser agrees to deliver the following documents, in form and substance reasonably satisfactory to the Parties and their respective counsel, duly executed as appropriate, to Seller at the Closing:

(a)                                 Authorizing Resolutions.  A copy of the corporate resolutions of the directors of Purchaser, authorizing Purchaser to enter into this Agreement and to consummate the Contemplated Transactions;

(b)                                Payment.  Payment of the Purchase Price in the amount and form as required by SECTION 2.1(a) hereof;

(c)                                 Bring-down Certificate.  Certificate of an officer of Purchaser regarding representations and warranties as required under SECTION 5.2(a);

(d)                                Opinion of Counsel.  Opinion of counsel for the Purchaser as required under SECTION 5.2(b);

(e)                                 Other Documents.  Other documents as Seller may reasonably request to carry out the transaction contemplated under this Agreement, as prepared by Seller at their sole cost or expense.

ARTICLE 5.                             CONDITIONS OF CLOSING; ABANDONMENT OF TRANSACTION.

Section 5.1.                                CONDITIONS TO OBLIGATION OF PURCHASER TO PROCEED ON THE CLOSING.

The obligations of Purchaser to proceed on the Closing shall be subject to the satisfaction, on or prior to the Closing, of all of the following conditions, any of which may be waived by Purchaser in its sole discretion:

(a)                                 Accuracy of Representations; Certificate of Officer.  The representations and warranties of Seller contained in this Agreement are true in all material respects both at the signing of this Agreement and as of the Closing, and Seller has fulfilled and performed all obligations and complied with all covenants and conditions prior to or as of the Closing. Seller shall have delivered to Purchaser certificates in form and substance satisfactory to Purchaser dated as of the Closing and executed by an officer of Seller to all such effects.

(b)                                Opinion of Counsel.  Purchaser shall have received a duly executed opinion letter from Stoel Rives LLP, legal counsel for the Seller, in the form of EXHIBIT 5.1(b),

dated as of the Closing, in form and substance reasonably satisfactory to Purchaser and its counsel, to the effect that:

(i)                                    Each Seller Party is validly existing under the Laws of its state of organization or incorporation and possesses all necessary power to enter into this Agreement and consummate the Contemplated Transactions.

(ii)                                 This Agreement and all Ancillary Documents have been duly and validly authorized, executed, and delivered by Seller, constitute the legal, valid and binding obligations of each Seller Party and are enforceable in accordance with their respective terms, except as limited by bankruptcy and insolvency Laws, by other Laws affecting the rights of creditors generally and by general principles of equity.

(iii)                              Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions, will constitute a violation of either the Articles of Incorporation or Bylaws, or the Articles of Organization or Operating Agreement of any Seller Party.

In giving the opinion, counsel may rely, as to matters of fact, upon certificates of public officials and certificates of officers of Seller.

(c)                                 Release of Secured Claims and Mortgages.  Seller shall have obtained full and complete releases of all liens, security interests, or other encumbrances upon the Purchased Assets except for those arising solely from the Assumed Liabilities.

(d)                                Required Consents.

All required consents shall have been obtained from governmental agencies whose approval is required to consummate the Contemplated Transactions, and from each Person whose consent is required to consummate the Contemplated Transactions.

(e)                                 Change of Name; Use of Tradenames.  Seller shall have prepared and submit to Purchaser for filing, or Seller shall prepare and file, effective as of Closing, suitable documents amending Seller’s Articles of Incorporation or Organization to change Seller’s name to a name dissimilar to its present name and any other trade name transferred pursuant to this Agreement.  Seller shall have taken all requisite actions to permit Purchaser to file certificates of assumed names for, and to use the tradename “Golden Oval Eggs,” and each tradename used by Seller, in all states where the failure to register and possess the right to use the names would have an adverse effect on the Business.

(f)                                   Delivery of Documents.  Seller shall have delivered all documents required to be delivered at Closing pursuant to SECTION 4.2.

(g)                                Litigation Affecting Closing.

No suit, action or other proceeding shall be pending or threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the Contemplated Transaction, and no investigation likely to eventuate in any such suit, action or proceeding seeking to restrain or prohibit or to obtain damages or other relief in connection with this Agreement shall be pending or threatened.

(h)                                Legislation.  Between signing of this Agreement and Closing, no statute, rule, regulation, or order shall have been enacted, entered, or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transaction contemplated by this Agreement illegal or otherwise have materially and adversely affected the Purchased Assets or the use and operation of the Business in the hands of Purchaser.

(i)                                    Material Adverse Change.  The Purchaser shall not become aware of an event, change, or occurrence which, individually or together with any other event, change or occurrence, has or may be reasonably likely to have a material adverse effect on the financial position, Business, Land, Improvements,, Purchased Assets, results of operations or value of the Seller’s Business, and no event has occurred or circumstances exist that may result in a material adverse effect.

(j)                                    Employment.

Not less than twenty (20) Business Days prior to the Closing, Seller shall have permitted Purchaser reasonable access to Seller’s employees during regular business hours for purposes of interviewing, offering employment, conducting pre-employment drug testing, completing pre-employment documents and explaining Purchaser’s employee rules and benefits.  In the event more than ten percent (10%) of Seller’s employees fail any such pre-employment screening, Purchaser shall have the right to delay the Closing for up to thirty (30) days in order to put sufficient staffing in place to run the Business after Closing.

(k)                                 United Mills.  Purchaser shall obtain assurances, to its reasonable satisfaction, which includes an executed operating agreement that sets forth these terms, that it will obtain the benefits of Seller’s ownership interest in and to United Mills, including, without limitation, documentation sufficient to demonstrate Purchaser’s rights, after Closing, to gain the benefit of the grind, mix and delivery commitments for animal feed from the United Mills feed mill at cost, and otherwise on the same terms as currently maintained by Seller.

(l)                                    Grain Handling Contracts and Egg Supply Agreements.  Purchaser shall have entered into grain contracts providing for the delivery of grain to the Renville, Minnesota and the Thompson, Iowa facilities, as well as a contract with MoArk ensuring the supply of shell eggs for the Neosho and California facilities to be effective as of and after the Closing, all in a form reasonably satisfactory to Purchaser.

(m)                              Title Evidence.  Purchaser shall have received the Title Evidence, and shall have received revised copies of the Title Commitments, containing only the Permitted Exceptions.

(n)                                HSR Act.  The waiting period required by the HSR Act shall have expired or terminated.

(o)                                Completion of Thompson Treatment Facility and Certain Environmental and Safety Improvements.  Seller shall have substantially completed the construction of the wastewater treatment facility improvements, excluding only final grading, in Thompson, Iowa, to the satisfaction of Purchaser, as required under (but notwithstanding the dates specified in) Seller’s Consent Agreement with the State of Iowa (the “Thompson Facility Improvements”).  Seller shall have also substantially completed the environmental and safety activities described in EXHIBIT 5.1(O) hereto (the “Safety/Environmental Improvements”).

Section 5.2.                                CONDITIONS TO OBLIGATIONS OF SELLER TO PROCEED ON THE CLOSING.

The obligation of Seller to proceed on the Closing shall be subject to the satisfaction, on or prior to the Closing, of all of the following conditions, any of which may be waived by Seller in their sole discretion:

(a)                                 Accuracy of Representations; Certificate of Officer.  The representations and warranties of Purchaser contained in this Agreement are true in all material respects both at signing and as of the Closing and Purchaser has fulfilled and performed all obligations and complied with all covenants and conditions prior to or as of the Closing. Purchaser shall have delivered to Seller a certificate in form and substance satisfactory to Seller dated as of the Closing and executed by an officer of Purchaser to all such effects.

(b)                                Opinion of Counsel.  Seller shall have received a duly executed opinion letter from Purchaser’s counsel, dated as of the Closing, in form and substance reasonably satisfactory to Seller and its counsel, to the effect that:

(i)                                    Purchaser is a corporation validly existing and in good standing under the Laws of the State of Iowa, and has all necessary corporate power to enter into this Agreement and consummate the Contemplated Transactions.

(ii)                                 This Agreement and all Ancillary Documents have been duly and validly authorized, executed, and delivered by Purchaser, constitute the legal, valid and binding obligations of Purchaser, and are enforceable in accordance with their terms, except as limited by bankruptcy and insolvency Laws, by other Laws affecting the rights of creditors generally and by general principles of equity.

(iii)                              Neither the execution nor delivery of this Agreement, nor the consummation of the Contemplated Transactions, will constitute a violation of Purchaser’s Articles of Incorporation or Bylaws.

In giving the opinion, counsel may rely, as to matters of fact, upon certificates of public officials.

(c)                                 Delivery of Documents.  Purchaser shall have delivered all documents to be delivered at Closing pursuant to SECTION 4.3 hereof.

(d)                                Legislation.  No statute, rule, regulation, or order shall have been enacted, entered, or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transaction contemplated by this Agreement illegal.

(e)                                 HSR Act.  The waiting period required by the HSR Act shall have expired or terminated.

(f)                                   GOE and Midwest Member Approval.  The transactions contemplated in this Agreement shall have been approved by the members of GOE and Midwest at special meetings duly called and held for such purposes in accordance with applicable Law and, respectively, GOE’s and Midwest’s governing documents.

Section 5.3.                                TERMINATION OF AGREEMENT.

This Agreement and the Contemplated Transactions may be terminated at or prior to the Closing as follows:

(a)                                 Mutual Agreement.  By the mutual written agreement of Sellers and Purchaser;

(b)                                Expiration Date.  By Seller or Purchaser if the Closing shall not have taken place on or before April 1, 2009 (or such later date as is agreed upon, in writing, by Purchaser and Seller); provided, however, that if the terminating party has failed to fulfill any obligation under this Agreement or is in breach of any representation or warranty under this Agreement, and such failure or breach was the cause of or resulted in the failure of the Closing to occur on or before that date, then this Agreement shall be considered a termination for breach by the non-terminating Party under SECTION 5.3(d);

(c)                                 Government Order.  By Seller or Purchaser if any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions;

(d)                                Breach.  By Seller or Purchaser, if prior to the Closing Date, the other Party is in default or breach in any material respect of any representation, warranty, covenant, or agreement contained in this Agreement, and the default or breach is not cured within 20 Business Days after the date written notice of the breach is delivered by the Party claiming the default or breach to the Party in default or breach; or

(e)                                 Material Adverse Effect.  By Purchaser if an event or circumstance shall have occurred since the date of this Agreement that has a material adverse effect on the Business or the Purchased Assets.

(f)                                   Superior Proposal.  By GOE, to the extent permitted by SECTION 3.3(d), if at any time before the Closing all of the following conditions are met:

(i)                                    the GOE Board of Managers recommends to the members of GOE that they enter into an agreement with respect to a Superior Proposal, and Sellers notify Purchaser in writing that they intend to enter into an agreement, attaching a summary of the material terms of the proposal; and

(ii)                                 Purchaser does not make, within 30 Business Days after the receipt of GOE’s written notification of its intention to enter into a binding agreement for a Superior Proposal, a written offer that is at least as favorable as the Superior Proposal.  To the extent the 30-day period in this SECTION 5.3(f) extends beyond the Termination Date determined under other sections of this Agreement, the Termination Date shall be extended until the end of the 30 day period in this SECTION 5.3(f).

(g)                                Member Approval.  By GOE, if GOE does not receive the requisite member approval after special meeting duly called and held for approving the Agreement and the Contemplated Transactions in accordance with applicable Law GOE’s governing documents.

(h)                                Notice of Termination.  Any termination pursuant to this SECTION 5.3 (other than a termination pursuant to SECTION 5.3(a)) shall be effected by written notice from the terminating party to the other parties, which notice shall specify the section pursuant to which this Agreement is being terminated.

Section 5.4.                                CONSEQUENCES OF TERMINATION.

In the event of termination of this Agreement pursuant to SECTION 5.3(a) or SECTION 5.3(c), neither Party shall have any other liability to the other Party under this Agreement.  SECTION 5.5 of this Agreement sets forth the exclusive remedies for any termination of this Agreement under SECTION 5.3 prior to Closing.  In any event, after any termination under this ARTICLE 5, and conditioned upon full compliance with the terms of SECTION 5.5., including the making of any payments required therein, the Parties shall have no further liability or obligations under this Agreement, except that all obligations of the Parties under the following sections shall survive any such termination: SECTION 5.5, 3.9 (Public Statements), 10.14 (Expenses), 10.15 (Publicity), and 10.2 (Applicable Law; Jurisdiction).

Section 5.5.                                REMEDY UPON TERMINATION.

In the event this Agreement is terminated by either party under this ARTICLE 5, the following shall be the exclusive remedies for such termination:

(a)                                 Seller Remedies.  In the event this Agreement is terminated by Seller pursuant to a breach by Purchaser under SECTION 5.3(d) [Breach], Purchaser shall pay to Seller, as Seller’s sole and exclusive remedy under this Agreement, all of Seller’s direct out of pocket expenses incurred in pursuit of the Contemplated Transactions, subject to an aggregate maximum sum of $500,000.00.

(b)                                Purchaser Remedies.  In the event this Agreement is terminated:

(i)                                    by Purchaser due to a breach by Seller under SECTION 5.3(d) [Breach], or

(ii)                                 by Seller under SECTION 5.3(e) [Material Adverse Effect], or

(iii)                              by Seller under SECTION 5.3(f) [Superior Proposal],

GOE shall pay to Purchaser, as Purchaser’s sole and exclusive remedy under this Agreement (except for any payment that may be due to Purchaser under SECTION 5.5(c)) an amount equal to its direct out of pocket expenses incurred in pursuit of the Contemplated Transactions, subject to an aggregate maximum sum of $500,000.00.

(c)                                 Topping/Termination Fee.  In the event of a termination of this Agreement (except for a Excluded Termination as defined in this SECTION 5.5(c)) and within six (6) months after the date of such termination, either Seller or one or more Seller Party signs a letter of intent or other agreement relating to the acquisition of a material portion of the Purchased Assets, shares, membership interests or Business with any Person who made an Acquisition Proposal prior to such termination, or with any Potential Acquirer, as defined under SECTION 7.1(s) and such transaction is ultimately consummated, then, immediately on the closing of such transaction, GOE shall pay the Purchaser an additional payment of:

(i)                                    Four Million Dollars ($4,000,000.00) in the event that the purchase price in such transaction exceeds the dollar amount of the payment to Seller under SECTION 2.1, reduced by any payment previously made under SECTION 5.5(b), or

(ii)                                 Five Hundred Thousand Dollars ($500,000.00) in the event that the purchase price in such transaction is less than the dollar amount of the payment to Seller under SECTION 2.1, reduced by any payment previously made under SECTION 5.5(b).

Excluded Termination means a termination by Seller under SECTION 5.3(d) [Breach] resulting from an uncured breach by Purchaser, or a termination of this Agreement by Purchaser under SECTION 5.3(b) [Expiration Date], a termination by mutual agreement under SECTION 5.3(a) [Mutual Agreement], or a termination under SECTION 5.3(c) [Government Order].

ARTICLE 6.                             POST-CLOSING OBLIGATIONS.

Section 6.1.                                FURTHER DOCUMENTS AND ASSURANCES.

At any time and from time to time after the Closing, each Party shall, upon request of another Party, execute, acknowledge, and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably required to carry out the Contemplated Transactions and to permit each Party to enjoy its rights and benefits hereunder. If requested by Purchaser, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Purchaser any claim, right, or benefit transferred by this Agreement that may require prosecution or enforcement in the names of Seller. Any prosecution or enforcement of claims, rights, or benefits under this provision shall be solely at Purchaser’s expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement on the part of Seller.

Section 6.2.                                COLLECTION OF RECEIVABLES.

Seller shall assist Purchaser after the Closing in the collection of Receivables generated by the Business.  All payments received by the Seller after the Closing in payment of such Receivables shall be forwarded by Seller to Purchaser.  All amounts received by Purchaser after Closing shall be applied to the oldest outstanding Receivable unless the customer shall specifically identify a different application.  Purchaser shall promptly notify Seller of any issue or defense raised by any customer with respect to an outstanding Receivable and allow Seller access to the customer for purposes of resolving the same.  With respect to each account for which Seller undertakes assistance in collection activity, Seller shall consult with Purchaser and shall use their best reasonable efforts not to harm the business relationship between Purchaser and such customer.

Section 6.3.                                ACCESS TO INFORMATION.

Seller may need access to information relating to the Business acquired by Purchaser after Closing Date including financial and accounting information for the preparation of tax returns, Form K-1’s, payments and filings related to payroll taxes, and final W-2’s, and information for workers compensation audits, payroll audits, insurance audits, distributor allowances, royalty payments, customer deductions, sales commissions, incentive pay calculations for Employees, and supplier rebates.  Seller acknowledges Purchaser’s need to maintain biosecurity at the facilities and confidentiality of the business operation information.  Recognizing the concerns of Purchaser and Seller, the Parties agree that upon reasonable request, Purchaser shall, at or after Closing, provide Seller, at Seller’s cost, requested information about the Business reasonably necessary to determine any matter relating to or arising during the period ending on or before the Closing.  If Purchaser cannot or chooses not to provide the requested information, then upon reasonable request by Seller, Purchaser may provide Seller or its agents access to necessary books and records of the Business, subject to reasonable restrictions, including biosecurity, confidentiality and procedures to avoid interference with Purchaser’s operation, established by Purchaser.  If GOE desires records, GOE shall notify Purchaser, and Purchaser shall provide copies to the Sellers, or make available access to such document to Seller upon Seller agreeing to pay for all costs associated with collecting such documents, including, without limitation, the reasonable duplication expenses; provided, however, Purchaser agrees to use commercially reasonable efforts not to destroy any books and records received from Seller under this Agreement during the one year period following the Closing Date.  Notwithstanding anything contained in this Agreement, the parties agree that GOE is subject to a subpoena and an ongoing investigation by the DOJ (the “Subpoena”) and an investigation by the Attorney General of the State of Florida (the “Investigation Demand”).  Seller shall be solely and exclusively responsible for all obligations under the Subpoena and the Investigation Demand, including any ongoing obligations to produce documents, preservation of documents Seller deems applicable, and any other obligations related to the Subpoena.

Section 6.4.                                SELLER’S EMPLOYEES.

Purchaser anticipates offering employment effective as of the Closing to a substantial portion of the employees of Seller (“Seller’s Employees”) on terms and conditions, including base salary, which is substantially similar to Seller’s Employees’ current base salary, and benefits which are substantially similar to similarly situated employees of Purchaser.  Purchaser shall make such offers on or before the Closing Date, and conditioned upon the successful completion of the Closing.  Seller makes no representation as to whether Employees will accept employment with Purchaser, but Employees who accept employment with Purchaser shall be known as the “Hired Employees”.  Purchaser reserves the right to implement all of its normal pre-hiring conditions and to offer employment on such terms and conditions as it determines in its sole discretion.  No provision in this Agreement shall create any third party beneficiary or other right in any Person for any reason, including, without limitation, in respect of continued, resumed or new employment with Purchaser or Seller.  The Seller shall remain liable for all Liabilities to Seller’s employees for the period prior to and through the completion of the Closing including those arising under Seller’s benefit and compensation plans, except as expressly reflected in the Final Working Capital Statement.

Subject to the Closing occurring, Seller shall cease to employ Seller’s Employees effective as of the Closing Date, and the Purchaser shall then immediately become the employer of the Hired Employees.  Purchaser agrees that it will offer employment to at least 74 of Seller’s employees at the Renville location, at least 158 of Seller’s employees at the Thompson location, at least 62 of Seller’s employees at the California locations, and at least 56 of Seller’s employees at the Abbeville location.  Purchaser shall cause each Hired Employee and his or her spouse and eligible dependents to be covered or offered coverage, effective immediately upon the Closing Date, under a group health plan maintained by Purchaser or an Affiliate of Purchaser that provides medical, prescription drugs, vision and dental benefits.

Purchaser shall take such actions as are necessary to cause the employee benefit plans and compensation programs maintained by Purchaser to grant credit for each Hired Employee’s service with Seller for all purposes under such plans and programs, including, but not limited to for purposes of eligibility, benefit accrual (other than benefit accruals under a defined benefit pension plan), contribution rates and for purposes of determining the amount of, and entitlement to, benefits.

ARTICLE 7.                             REPRESENTATIONS AND WARRANTIES.

Section 7.1.                                REPRESENTATIONS AND WARRANTIES OF SELLER.

Except as specifically set forth on the Disclosure Schedule attached as EXHIBIT 7.1, each Seller Party jointly and severally makes the following representations and warranties to Purchaser with the intention that Purchaser may rely upon the same and acknowledge that the same shall be true on the date hereof (unless specified as being true only at Closing) and as of the Closing (as if made at the Closing).  The Disclosure Schedule shall be arranged in separate schedules corresponding to the numbering of this SECTION 7.1.

(a)                                  Organization.  GOE is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority, and possesses all necessary licenses, permits, franchises and approvals necessary to own and lease its properties and assets and to conduct the business in which it is presently engaged.   GOEMCA is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, and has all requisite power and authority, corporate and otherwise, and possesses all necessary government licenses, permits, franchises and approvals necessary to own and lease its properties and assets and to conduct the business in which it is presently engaged.  GOECA is a limited partnership duly organized, validly existing and in good standing under the Laws of the state of Delaware, and has all requisite power and authority, corporate and otherwise, and possesses all necessary government licenses, permits, franchises and approvals necessary, to own and lease its properties and assets and to conduct the business in which it is presently engaged.  GOECA is a limited partnership duly organized, validly existing and in good standing under the Laws of the state of Delaware, and has all requisite power and authority, corporate and otherwise, and possesses all necessary government licenses, permits, franchises and approvals necessary to own and lease its properties and assets and to conduct the business in which it is presently engaged.  Midwest is a cooperative association organized under Chapter 501 of the Iowa Code, is duly organized, validly existing and in good standing under the Laws of the state of Iowa, and has all requisite power and authority, corporate and otherwise, and possesses all necessary government licenses, permits, franchises and approvals necessary to own and lease its properties and assets and to conduct the business in which it is presently engage.

(b)                                 Qualification.  Each Seller Party is qualified to do business and in good standing as a foreign corporation in all states in which qualification is required by the nature of its business and in which the failure to so qualify and be in good standing would have a material adverse effect on the Business. Each Seller Party has identified all such states on SCHEDULE 7.1(b).

 (c)                               Corporate Authority.  This Agreement and all Ancillary Documents constitute the legal, valid, and binding obligation of each Seller Party in accordance with the terms hereof and thereof.  The execution, delivery, and performance of this Agreement and the Ancillary Documents on behalf of each Seller Party has been duly authorized by, as applicable, the Board of Managers, Board of Directors, or the General Partner of each, and as of the Closing all necessary shareholder or member approval shall have been obtained for each Seller Party for the Contemplated Transactions.

(d)                                 Financial Statements.

(i)                                     GOE has delivered to Purchaser or otherwise made available to Purchaser through filings with the SEC the audited consolidated balance sheets and the related consolidated statements of earnings, of member’s equity and of cash flows of GOE and its consolidated subsidiaries, for the fiscal years ended August 31, 2005, August 31, 2006, and August 31, 2007 and the unaudited consolidated balance sheet for the quarter ended May 31, 2008 (including the notes thereto), accompanied by the report of Moore Stephens Frost, independent registered public accounting firm (collectively, the “Business Financial Statements”);

(ii)                                  Except as set forth in PARAGRAPH 7.1(d)(ii) of the Disclosure Schedule:

(A)                      the Business Financial Statements (in each case including the notes to the Business Financial Statements) were prepared from the books and records of Seller and in accordance with GAAP, consistently applied, and include the “Statement of Changes in Financial Condition” as required by GAAP; and

(B)                        the Business Financial Statements fairly and accurately present, in all respects, the financial activity of the Business and the results of operations of Seller, as well as the assets and Liabilities and results of operations of Seller as of the respective dates thereof and for the periods then ended and do not exclude any information the omission of which would be misleading.  During the periods represented by the Business Financial Statements, Seller has made no change in any of its accounting policies or practices.

(e)                                  Books and Records.  Except as set forth on SCHEDULE 7.1(e), Seller’s books of account and records (including customer order files, employment records, and sales, production, and manufacturing records) are complete, true, and correct in all material respects.

(f)                                    Tax Reports, Returns, and Payment.

(i)                                     Seller has accurately prepared and timely filed all federal and applicable state, and local, tax or assessment reports and returns of every kind required to be filed by Seller with relation to the Business, including without limitation, income tax, sales and use tax, real estate tax, personal property tax, payroll and employee withholding tax, and unemployment tax, and has duly paid all taxes and other charges (including interest and penalties) due to or claimed to be due by any taxing authorities (“Taxes”). Seller is not the beneficiary of any extension of time in which to file Tax Returns.  No material claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no tax liens for taxes upon any property or assets of Seller.  Where required, timely estimated payments or installment payments of Tax Liabilities have been made to all governmental agencies in amounts sufficient to avoid underpayment penalties or late payment penalties applicable thereto.

(ii)                                  Seller has promptly paid and is not delinquent with respect to payment of any Taxes, duties, and charges based on the income, purchases, sales, business, payroll, real estate, capital stock or surplus, or assets of Seller.

(iii)                               Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iv)                              There are no disputes with any governing authority as to Taxes payable by or with respect to Seller.

(v)                                 There are no audits by any governing authority presently pending as to Taxes payable by or with respect to Seller and no such audits have been performed within the two (2) most recent years.

 (g)                              Title to Assets.  Except as set forth in PARAGRAPH 7.1(g) of the Disclosure Schedule, Seller holds title to the Purchased Assets free and clear of all liens, claims, encumbrances, licenses or leases, (subject only to the Permitted Exceptions) and Purchaser shall have the right to take possession of the Purchased Assets immediately after Closing.

(h)                                 Purchased Assets.  Except as set forth on PARAGRAPH 7.1(h) of the Disclosure Schedule, the Purchased Assets include all of the assets used by Seller in the conduct of the Business, respectively.

(i)                                     Real Property.

(i)                                     Seller is the owner of the Land and the Improvements.

(ii)                                  Paragraph 7.1(i)(ii) of the Disclosure Schedule sets forth the address and legal description of each parcel of real property owned by Seller (and comprising “Land”, hereinafter “Owned Real Property”) as well as the address and legal description of each parcel of leased real property (the “Leased Real Property”) used in, or related to, the Business (the Owned Real Property and the Leased Real Property are hereinafter collectively, the “Real Property”) and such Real Property comprises all of the real property used or proposed to be used in, or related to, the Business.

(iii)                               Paragraph 7.1(i)(ii) of the Disclosure Schedule also sets forth a true and complete list of all leases, subleases, licenses, concessions and other agreements, written or oral (including all amendments, extensions, renewals, guaranties and other agreements related thereto, collectively, the “Leases”) for each parcel of Leased Real Property.  The Seller Parties have provided to the Purchaser a copy of all of the Leases, and in the case of any oral Lease, a written summary of the materials and terms thereof.

With respect to each such Lease:

(A)                              such Lease is legal, valid, binding, enforceable and in full force and effect;

(B)                                Sellers’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(C)                                neither Seller nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(D)                               no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been re-deposited in full;

(E)                                 Sellers have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(F)                                 Sellers have not collaterally assigned or granted any other lien, security interest, mortgage or any other encumbrance in such Lease or any interest therein; and

(G)                                there are no liens, security interests, mortgages or any other encumbrances on the estate or interest created by such Lease, except for the Permitted Exceptions.

(iv)                              The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) comprise all of the Real Property used or proposed to be used in, or related to, the Business.

(v)                                 Except as disclosed in Paragraph 7.1(i)(v) of the Disclosure Schedule, Seller has, or at Closing will have (A) good, valid and marketable fee title to the Owned Real Property; and (B) valid leasehold interests in the Leased Real Property, in each case, free and clear of all encumbrances, except for the Permitted Exceptions.

(vi)                              To the Knowledge of Seller, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property are in good condition and repair, ordinary wear and tear excepted, and sufficient for the operation of the Business.

(vii)                           The Real Property is in complete compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and the operation of Seller’s Business thereon does not violate any Real Property Laws.  Seller has not received any notice of violation of any Real Property Law, and to Seller’s Knowledge, there is no basis for the issuance of any such notice.

(viii)                        With respect to the Real Property, all certificates of occupancy, permits, licenses, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, board of fire underwriters, association or any other entity having jurisdiction over the Real Property, which are required to use or occupy the Real Property, or operate Seller’s Business as currently conducted thereon, have been issued and are in full force and effect. Paragraph 7.1(i)(viii) of the Disclosure Schedule lists all material Real Property Permits held by either Seller with respect to each parcel of Real Property.  Seller has delivered to Purchaser a true and complete copy of all Real Property Permits.  Seller has not received any notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit.

(ix)                                To the Knowledge of Seller, and except as disclosed in PARAGRAPH 7.1(i)(ix), the current use and occupancy of the Real Property and the operation of the Business of Seller at those addresses as currently conducted thereon does not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such GOE Real Property (the “Encumbrance Documents”).  To the Knowledge of GOE it has not received any notice of violation of any applicable Encumbrance Documents.

(j)                                     Fixed Assets.  Except as set forth in PARAGRAPH 7.1(j) of the Disclosure Schedule:

(i)                                     the Fixed Assets and the Improvements will be operational, taking into account their age and general condition as of Closing;

(ii)                                  no Fixed Assets or Improvements are damaged or in need of repair, except for ordinary wear and tear; and

(iii)                               each of the Fixed Assets are in the possession of Seller and are capable of delivery upon Closing.

(k)                                  Intellectual Property.

(i)                                     EXHIBIT 1.1(f) comprises a full, complete and accurate listing of the Intellectual Property owned by Seller and transferred to Purchaser hereunder.

(ii)                                  The Intangible Property and Intellectual Property are not licensed to, or from, any other Person, and Seller owns all right, title and interest in and to all Intangible Property and Intellectual Property.

(iii)                               Each Person that is the inventor or co-inventor of the Intellectual Property, which is used by Seller within the Business has properly executed and delivered to the Seller an assignment of the inventor’s rights in such invention.

(iv)                              The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of third parties, and the Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that either Seller must license or refrain from using any Intellectual Property Rights of any third party).

(v)                                 To the best of Seller’s Knowledge no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of the Seller.

(l)                                     Conduct of Business.

Seller has conducted and will conduct its operations up to and including the Closing in the Ordinary Course of Business. Specifically, and except as expressly provided in this Agreement, Seller has not, and will not, without the prior written approval of Purchaser, or as expressly provided in this Agreement, take any action since May 31, 2008:

(i)                                     amending Seller’s Articles of Incorporation or Bylaws;

(ii)                                  transacting any sales of capital stock or acquisitions or redemptions thereof or the grant of options, warrants or calls;

(iii)                               forming any subsidiary, making any investment in any new business or entering any new line of business;

(iv)                             making any increase in the compensation payable to its directors, officers or employees except for routine wage increases;

(v)                                except for borrowings in the Ordinary Course of Business under Seller’s existing line of credit, borrowing or agreeing to borrow any money or assuming or otherwise guaranteeing or becoming liable for any sort of Liability;

(vi)                             entering into any contract, lease, commitment or the like committing to material future expenditures, not disclosed in a schedule to this Agreement, except the acquisition of inventory in the Ordinary Course of Business;

(vii)                          changing or modifying any accounting practice;

(viii)                       granting or executing any power of attorney to or for the benefit of any third party;

(ix)                               deferring or failing to make any payment due with respect to any of the Assumed Liabilities according to the terms thereof or, if earlier, in the Ordinary Course of Business;

(x)                                  selling, disposing, transferring, assigning, or otherwise removing any of the assets used in, or related to, the Business or entering into any letter of intent to do any of the foregoing, except inventory in the Ordinary Course of Business; or

(xi)                               disposing of, or permitting to lapse, any rights to use any of its Intellectual Property Rights, or impairing its ability to enforce any agreement protecting any confidential or proprietary information of the Business.

(m)                               Accounts Receivable.  Except as set forth in PARAGRAPH 7.1(m) of the Disclosure Schedule, all Receivables are valid and fully collectible and to the best of Seller’s Knowledge, not subject to any defense, counterclaim or set-off, except and only to the extent of the reserve against accounts receivable shown on its Business Financial Statements.

(n)                                 Inventory.  Except as set forth in PARAGRAPH 7.1(n) of the Disclosure Schedule:

(i)                                    all Inventory is owned by Seller, and no Inventory owned by Seller is in the possession of any other Person; and

(ii)                                 all Inventory is good and usable and is valued at the lower of cost or market, calculated on a FIFO method, in accordance with GAAP.

(o)                                 No Adverse Change.  Except as set forth in SCHEDULE 7.1(o), there has been no adverse change in the Purchased Assets, or the operations or condition of Seller, and none of the Real Property Improvements or Purchased Assets have been materially damaged by fire or other casualty or otherwise disposed of other than in the Ordinary Course of Business since the date of this Agreement.

(p)                                 Invoicing by Seller.  Seller’s invoices to customers, as provided to Purchaser during due diligence, reflect pricing to customers which pricing is expressly permitted under the Contracts, and reflect no charges or billing for amounts which are not expressly permitted under the Contracts or otherwise agreed to in writing by the parties thereto.

(q)                                 Trade Rights, Licenses and Permits and Franchises.

Seller possesses all material Trade Rights, Licenses and Permits, approvals, and notifications, governmental or otherwise, the absence of which would have a material adverse effect on the Business.  All of such Trade Rights, Licenses and Permits are freely assignable and transferable to Purchaser at the Closing and will continue to be in full force and effect after such transfer.

(r)                                    Agreements, Arrangements, Contracts, and Commitments.

PARAGRAPH 7.1(R) of the Disclosure Schedule sets forth a list of each and every agreement, arrangement, contract or commitment to which Seller is a party, and to which any Seller Party is bound.  Except as provided in PARAGRAPH 7.1(R) of the Disclosure Schedule, each such agreement, arrangement, contract or commitment is terminable pursuant to the terms of the contract without penalty, cost or Liability on notice not exceeding sixty (60) days.  Full, complete and accurate copies of all material agreements, arrangements, contracts or commitments, have been provided to Purchaser.  Except as provided therein, all of such agreements, arrangements, contracts or commitments are in full force and effect, Seller is in material compliance therewith, and Seller is not in breach permitting termination by, or an award of damages to, the other Party(ies) thereto (nor has it received notice of a claim that it is in such breach) of any contracts identified in the Disclosure Schedule.  Except as provided in the Disclosure Schedule any consents to the assignment of such Contracts, if any, as are required shall be obtained by the Seller prior to Closing.

Neither GOE nor GOECA has received any written notice that any party to any of the Assigned Contracts intends to cancel or terminate the agreements.

(s)                                  Potential Acquirers.  Since February 11, 2008, Seller has not negotiated with, or provided confidential information identifying Seller on a named basis to, any potential acquirer of the Business, the Purchased Assets prior to executing appropriate confidentiality and non-disclosure agreements (each such Person is hereinafter, a “Potential Acquirer”).  All of such agreements shall be provided to Purchaser at Closing, are assignable to Purchaser, and shall be assigned to Purchaser pursuant to SECTIONS 1.1(J) AND 4.2(d) and shall be enforceable by Purchaser after Closing.

(t)                                    Employee Plans.

(i)                                     Except as provided in PARAGRAPH 7.1(t) of the Disclosure Schedule, Seller does not have in place any pension, retirement, disability, medical, dental, or other death benefit plan, profit sharing, deferred compensation, stock option, or severance plan, including, without limitation, any “pension plan” as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“Pension Plan”), and any “welfare plan” as defined in section 3(1) of ERISA (“Welfare Plan”), whether  or not any of the foregoing are funded (collectively the “Employee Plans”). The term “Employee Plan” shall also include every plan, fund, contract, program, policy, agreement and arrangement (whether written or not):

(A)                              which is sponsored, maintained or contributed or required to be contributed to by the Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Seller would be deemed a single employer within the meaning of section 4001(b) of ERISA, or to which the Seller or an ERISA Affiliate is a party, for the benefit of present or former employees or managers of  Seller (or any subsidiary of  Seller);

(B)                                which the Seller or any ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future;

(C)                                for which the Seller is or may be financially liable as a result of the direct sponsor’s affiliation to the Seller or its owners (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is not maintained by the Seller for the benefit of its employees or former employees);

(D)                               which is in the process of terminating (but such term does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement such that the Seller has no present or potential Liability with respect to such arrangement);

(E)                                 for or with respect to which the Seller is or may become liable under any the common law successor doctrine, express successor Liability provision of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer.

(ii)                                  With respect to any Employee Plans referred to in PARAGRAPH 7.1(t) of the Disclosure Schedule:

(A)                              Such Employee Plans reflect the applicable requirements of ERISA to the extent required by Law. The 401(k) Plan is the only

Employee Plan that is intended to satisfy the requirements of section 401, et.seq. of the Code. The 401(k) Plan is a prototype plan that utilizes the form of basic plan document and adoption agreement comprising the American Funds Distributors, Inc. Nonstandardized 401(k) Plan.  The form of the prototype basic plan document and the adoption agreement comprising the American Funds Distributors, Inc. Nonstandardized 401(k) Plan have been determined by the National Office of the Internal Revenue Service to comply with the requirements of section 401 et.seq. of the Code.  Each of the Employee Plans is currently being administered, and has been in material compliance with the applicable provisions of the Code and ERISA;

(B)                                There is no current matter which could reasonably be expected to adversely affect the qualified tax exempt status of any such Employee Plan and trust under the Code.

(C)                                To the best of Seller’s Knowledge, all required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Plan.  To the extent applicable, the requirements of Part 6 of Subtitle B of Title I of ERISA and Code section 4980B of the Code have been met with respect to each such Employee Plan which is a Welfare Plan.

(D)                               All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Plan which is a Pension Plan and all contributions for any period ending on or before the Closing which are not yet due have been paid to each such Pension Plan or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments due for all periods ending on or before the Closing have been paid (or, with respect to those not yet due, will have been paid on or before Closing) with respect to each such Employee Plan which is a Welfare Plan.

(E)                                 Seller has delivered or made available to the Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Plan.

(F)                                 None of the Employee Plans, the trusts created thereunder, or any trustee, investment manager or administrator thereof, has engaged in a non-exempt “prohibited transaction” as such term is defined in section 406 of ERISA and section 4975 of the Code.

(G)                                No Employee Plan is subject to Title IV of ERISA.

(H)                               None of the Employee Plans is a multiemployer plan as defined under section 3(37) of ERISA or subject in any way to the provisions of the Multiemployer Pension Plan Amendments Act of 1980, as amended.

(I)                                    Except as disclosed in PARAGRAPH 7.1(t) of the Disclosure Schedule or as otherwise contemplated by this Agreement:  (1) no action, suit, charge, complaint, proceeding, hearing, investigation, or claim is pending with regard to any Employee Plan other than routine claims for benefits or, if contested, are not material in amount; (2) the consummation of the Contemplated Transactions will not cause any Employee Plan to increase benefits payable to any participant or beneficiary; (3) the consummation of the Contemplated Transactions will not:  (a) entitle any current or former employee of the Seller to severance pay, unemployment compensation or any other payment, benefit or award under the Employee Plans; or (b) except as required by applicable Law, accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee under the Employee Plan; (4) all Employee Plans have been administered in all material respects in compliance with the documents and instruments governing the Employee Plans, except in cases where changes in the Law require compliance with the Laws for periods preceding the date the Employee Plans are required to be amended with retroactive affect; (5) all materials disclosures and notices required by applicable Law or Employee Plan provisions to be given to participants and beneficiaries in connection with each Employee Plan have been properly and timely made; and (6) with respect to the Employee Plans, the Seller has no material Liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any Liability for): (a) any excise taxes under the Code sections 4971 through 4980B of the Code or section 4999 or section 5000 of the Code, or (b) any penalty under section 502(i), or section 502(l) of the Code, Part 6 of Title I of ERISA or any other provision of ERISA, or (c) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law.

(u)                                 Union and Employment Contracts and Other Employment Matters.

(i)                                     No executive, key employee or group of employees has provided notice of termination of their employment or, to the Knowledge of Seller, has any plans to terminate employment with the Seller.  GOE and GOECA will disclose any such notice to Purchaser within three (3) business days of receiving such notice.

(ii)                                  Seller is not a party to any collective bargaining agreement or any other written employment agreement with its employees, nor is Seller a party to any other written contract or understanding that contains any severance pay liabilities or obligations, except for accrued, unused vacation pay or accrued, unused sick leave pay for its employees.

(iii)                               During the last three (3) years Seller has not experienced any work stoppages, walkouts, or strikes or attempts by its employees to organize a union.

(iv)                              In the past three (3) years no claims have been made against Seller by any former or present employee based on employment discrimination, age discrimination, equal employment opportunity, sexual harassment, human rights Laws violations, wrongful discharge, or unfair labor practices, and Seller has no Knowledge of any facts or circumstances upon which any such claim could be made.

(v)                                 Seller has not received any claim asserting and have no Knowledge of any failure of Seller to comply with applicable federal and state Laws and regulations relating to employment of labor, including Laws and regulations relating to wages, hours, collective bargaining, withholding taxes, and employee health and benefits.

(vi)                              Seller is in compliance with the Immigration Reform & Control Act of 1986.

(vii)                           Seller is in compliance with ERISA.

(viii)                        Seller is in compliance with the Occupational Safety and Health Act.

(v)                                 Major Customers; Major Suppliers.

(i)                                     Major Customers.  For the three (3) previous fiscal years, SCHEDULE 7.1(v)(i) sets forth the identity of the twenty largest customers (or 80 percent) of the Business of Seller based on the aggregate value of the products purchased from Seller.  Except as set forth on PARAGRAPH 7.1(v)(i) of the Disclosure Schedule, no customer has reduced or has notified GOE or GOECA that it intends  to cease doing business with Seller, or reduce the amount of purchases of products from Seller.

(ii)                                  Major Suppliers.  For the three (3) previous fiscal years, SCHEDULE 7.1(v)(ii) sets forth the identity of the twenty largest suppliers

(or 80 percent of supply costs) of raw materials or equipment used by GOE or GOECA.  Except as set forth on SCHEDULE 7.1(v)(ii) no supplier has reduced or has notified GOE or GOECA that it intends to reduce the amount of raw materials or equipment available for purchase by Seller.

(w)                               Liability Claims.

All products sold or services provided by Seller have been merchantable, have not been adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and not an article which may not be introduced into interstate commerce under the provisions of Section 404 or 505 of such act, and has not been an article which cannot be legally transported or sold under the provisions of any federal, state or local Law, and have complied with the terms of any written or oral warranties made by Seller and all such warranties are identified in the Disclosure Schedule and copies of all written warranties are attached thereto. During the last three (3) years, Seller has not received any single claim exceeding Ten Thousand Dollars ($10,000.00) or claims in the aggregate exceeding Twenty Five Thousand Dollars ($25,000.00) based upon an alleged breach of product warranty, arising from Seller’s provision of products or services (hereafter collectively referred to as “Liability Claims”). The Seller has no Knowledge that future Liability Claims with respect to products or services of Seller sold prior to the Closing will be different from Seller’s past experience with respect thereto as set forth herein.

(x)                                   Environmental, Health and Safety Matters;

Seller has not violated, and is not in violation of, any Environmental, Health and Safety Requirements.  Seller does not now, and has not previously, owned, leased, operated or controlled any real property, including the Business Premises, upon which any Hazardous Substances have been treated, stored, used, released or disposed.  Seller does not now, and has not previously, owned, leased or controlled any Hazardous Substances treated, stored, used or released at any location other than the Business Premises.  All storage tanks and associated pipes, pumps and structures (whether above or below ground) located in or on the Business Premises or any other real property currently or previously owned, leased, operated or controlled by Seller, are in sound condition, free of corrosion, meet all applicable performance standards and do not now, and have not at any time in the past evidenced impaired integrity or leakage.  Without limiting the generality of the foregoing, Seller’s disposal practices, including the disposal of egg shells, has fully complied with all applicable Laws.  Seller has received no notice of any such alleged violation, or any of the matters set forth in this subsection.  No material expenditures are required for Seller to comply with Environmental, Health and Safety Requirements.

(y)                                 Insurance.

A complete list of Seller’s current insurance coverage is attached hereto in PARAGRAPH 7.1(x) of the Disclosure Schedule.  Seller has maintained, and will continue to maintain until the Closing, insurance on Seller’s tangible real and personal property and assets, whether owned or leased, against loss or damage by fire or other casualty, in the amounts currently maintained.  All such insurance is in full force on the date of this Agreement, and there are no premium payments past due thereon. Seller has promptly and adequately notified Seller’s insurance carriers of any and all claims known to Seller with respect to the operations or products of Seller for which Seller is insured.

(z)                                   Burdensome Conditions.

There are no actions taken, pending or threatened, by any governmental authority or other Person to investigate or challenge any action or inaction of Seller under any applicable Laws, nor is Seller subject to any existing judgment, order, or decree which would prevent, or make illegal the consummation of the Contemplated Transactions or which would have an adverse effect on the Business or the Purchased Assets.

(aa)                            Litigation.

There is no pending litigation against Seller, nor to the Knowledge of Seller any adverse claims which may lead to litigation, relating to any aspect of the Business or the Purchased Assets.

(bb)                          Laws and Regulations.

Seller is in material compliance with all Laws relating to the Business or the Purchased Assets. Seller has not received any notice of, and Seller has no Knowledge of, any sort of alleged material violation of any such Laws.

(cc)                            Breaches of Contracts; Required Consents.

Neither the execution and delivery of this Agreement by Seller nor compliance by Seller with the terms and provisions thereof, will:

(i)                                     Conflict with or result in a breach of:

(A)                              Any of the terms, conditions, or provisions of the Articles of Incorporation, Bylaws, or other governing instruments of Seller;

(B)                                Any judgment, order, decree, or ruling to which Seller is a party or by which any of them is bound;

(C)                                Any Law, rule, regulation or injunction of any court or governmental authority to which Seller is subject; or

(D)                               Any mortgage, agreement, contract, lease, or commitment binding upon Seller;

(ii)                                  Require the affirmative consent or approval of any third party; or

(iii)                               Cause acceleration of any other obligations of Seller.

(dd)                          Brokers.

Seller has engaged Greene Holcomb & Fisher as their broker in connection with the Contemplated Transactions, and has engaged no other broker in connection with the Contemplated Transactions. Greene Holcomb & Fisher’s fees for this transaction shall be the sole responsibility of Seller and will be paid by Seller via wire transfer at Closing.

(ee)                            Copies of Documents.

Seller has made available for inspection and copying by Purchaser true and correct copies of all documents referred to in this Agreement or in any exhibit hereto.

(ff)                                Change of Control Agreements.

Seller does not have in place any agreements, whether written or oral, that provide any Person extraordinary rights (including rights with respect to voting, appointment of directors or officers, control of operations, or limitations on shareholders’ exercise of shareholder’s normal rights incidental to their respective share ownership in such corporations) with respect to Seller whether presently existing or arising upon consummation of any of the Contemplated Transactions.

Section 7.2.                                REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser makes the following representations and warranties to Seller with the intention that Seller may rely upon the same and acknowledges that the same shall be true on the date hereof and as of the Closing (as if made at the Closing) and shall survive the Closing.

(a)                                  Organization.  Purchaser is a corporation, duly organized, validly existing, and in good standing under the Laws of the State of Iowa, and has all requisite power and authority, corporate and otherwise, and possesses all necessary government licenses, to own and lease its properties and assets and to conduct the business in which it is presently engaged.

(b)                                 Corporate Authority.  This Agreement and all Ancillary Documents constitute the legal, valid, and binding obligation of Purchaser in accordance with the terms thereof.  Purchaser has all requisite corporate power and authority, including the approval of its Board of Directors, to execute, perform, carry out the provisions of, and consummate the Contemplated Transactions.

(c)                                  Breaches of Contracts; Required Consents.  Neither the execution and delivery of this Agreement by Purchaser, nor compliance by Purchaser with the terms and provisions thereof, will:

(i)                                     Conflict with or result in a breach of:

(A)                              Any of the terms, conditions, or provisions of the Articles of Incorporation, Bylaws, or other governing instruments of Purchaser;

(B)                                Any judgment, order, decree, or ruling to which Purchaser is a party or by which it is bound;

(C)                                Any Law, rule, regulation or injunction of any court or governmental authority to which Purchaser is subject; or

(D)                               Any mortgage, agreement, contract, lease, or commitment which is material to the financial condition of Purchaser; or

(ii)                                  Require the affirmative consent or approval of any third party.

(d)                                 Brokers.  Purchaser has not engaged the services of any broker or finder in connection with the transaction described in this Agreement.

(e)                                  Financial Capability.  The Purchaser at the Closing will have sufficient funds to pay the Purchase Price in connection with the Contemplated Transactions.

ARTICLE 8.                             RESTRICTIVE COVENANTS.

Section 8.1.                                NON-COMPETITION.

The Seller hereby covenants that from and after the Closing and for a period of five (5) years it will not, either alone, or jointly with, or as a partner, principal or agent for any Person, firm, partnership, business, or corporation, either directly or indirectly: (a) engage in the Business anywhere in the United States of America; or (b) engage in any occupation, business or interests similar to, competitive with, or of the same nature as the Business as heretofore conducted by Seller or as it may hereafter be conducted by Purchaser.

Section 8.2.                                NON-DISCLOSURE.

Seller acknowledges and agrees that all books, documents, lists and records pertaining to the Seller and the Business which are Purchased Assets (hereinafter collectively, the “Records”), whether the Records are written, typed, printed, contained on microfilm, computer disk, tape or any other form of storage media, are the sole and exclusive property of the Business and that upon consummation of the transactions contemplated in the Agreement will become the sole and exclusive property of the Purchaser.  Further, Seller shall not divulge, communicate, use to the detriment of Purchaser or the Business, or for the benefit of the Seller or any other Person, or otherwise misuse, any confidential information, data, or trade secrets, whether or not contained in the Records, which are proprietary or confidential to Purchaser, the Seller, or the Business (as distinguished from material which is or may come into the public domain through no fault of Seller) including any material which is part of, contained in, or related to the Purchased Assets, or Seller’s processes or techniques, technical data or cost or pricing information except to the extent such information is in the public domain or prior to Closing comes into the public domain through no fault of Seller, and except to the extent required to be disclosed by Law or court order, or as required in litigation or subpoena to which the Seller is subject.

Section 8.3.                                NO USE OF NAME.

Seller covenants that from and after Closing they shall not use the mark Golden Oval Eggs either as a corporate name or in any trade or business nor shall it use any name containing the word “Golden Oval Eggs” or any name confusingly similar to such name or words.

Section 8.4.                                INJUNCTIVE RELIEF.

The Parties agree that it would be impossible to measure in money the damages which will accrue to Purchaser or the Business by reason of Seller’s failure to comply fully with the covenants contained in this ARTICLE 8. Seller acknowledges that the remedy at Law for any breach would be inadequate, and that, in addition to damages, Purchaser shall be entitled to injunctive relief from any court having jurisdiction of Seller and the subject matter, ordering specific performance of the provisions of this ARTICLE 8. In any action to enforce the provisions of the ARTICLE 8, Seller shall waive the right to claim that Purchaser has an adequate remedy at Law. Seller specifically admits receipt and adequacy of consideration for the covenants contained in this ARTICLE 8 and the reasonableness of the restrictions contained in this ARTICLE 8.

ARTICLE 9.                             SURVIVAL.

Section 9.1.                                SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

Excluding any claims related to Intentional Misrepresentation or fraud, i) the right of the Parties to make any claims for breaches of the representations and warranties contained in SECTION 7.1 hereof, and ii) any liability for breaches of the representations and warranties contained in SECTION 7.1 and SECTION 7.2 hereof; shall terminate upon the Closing.

ARTICLE 10.                      GENERAL.

Section 10.1.                         ENTIRE AGREEMENT.

This Agreement, together with the schedules and exhibits pursuant to this Agreement or executed and delivered at Closing, sets forth the entire agreement and understanding among the Parties as to the subject matter, and merges and supersedes all prior discussions, agreements, and understandings of every and any nature among them. This Agreement shall be effective only when signed by all of the Parties on the signature pages. No Party shall be bound by any condition, definition, warranty, or representations, other than as expressly set forth or provided for in this Agreement, or as may be, on or subsequent to the date of this Agreement set forth in writing and signed by the Party to be bound.  This Agreement may not be amended, supplemented, changed, or modified, except by agreement in writing signed by the Parties to be bound.

Section 10.2.                         APPLICABLE LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.

The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the internal Law of the state of Minnesota applicable to contracts executed in and performed entirely within such state, without reference to any choice of Law statutes or principals thereof. With respect to any litigation arising out of this Agreement, the Parties expressly waive any right they may have to a jury trial and agree that any litigation shall be tried by a judge without a jury. Each Party agrees to non-exclusive personal jurisdiction and venue in the United States District Court for the District of Minnesota and/or any State District Court in Minnesota.

Section 10.3.                         SCHEDULES AND EXHIBITS.

Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing, subject to amendments permitted under the express terms and conditions of SECTION 3.10 and shall constitute a part of this Agreement as if fully set forth in this Agreement.

Section 10.4.                         EXECUTION IN COUNTERPARTS.

For the convenience of the Parties, this Agreement may be executed in one or more counterparts (including facsimile counterparts which shall have the same effect as originals), and by different Parties on different counterparts with the same effect as if the signatures were on the same instrument. This Agreement shall be effective and binding upon all Parties only when all Parties have executed a counterpart of this Agreement.

Section 10.5.                         HEADINGS.

The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

Section 10.6.                         PRONOUNS.

All pronouns used in this Agreement shall be deemed to include the masculine, feminine, and neuter.

Section 10.7.                         PLURALS.

Plural terms shall be deemed to include the singular and the singular the plural whenever necessary or appropriate to effect the intent of this Agreement including in conjunction with defined terms as set forth in this Agreement.

Section 10.8.                         BINDING EFFECT AND BENEFIT.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, legal representatives, successors, and permitted assigns.

Section 10.9.                         SUCCESSORS AND ASSIGNS.

No Party hereto shall assign or transfer any of its rights or obligations without the prior written consent of the other Parties. Notwithstanding the foregoing, Purchaser may assign its rights and obligations (or any portion thereof) hereunder to an Affiliate, whether presently existing or formed subsequent to the date hereof; provided, however, that Purchaser shall guarantee the performance hereof by its assignee subject to the terms and conditions of this Agreement.

Section 10.10.                  NO THIRD PARTY RIGHTS.

This Agreement is not intended, and shall not be construed, to create any rights in any Person other than the Parties to this Agreement and no other Person shall have any rights as a third party beneficiary under this Agreement.

Section 10.11.                  NOTICES.

(a)                                  Recipients.  All notices, consents, waivers, and other communications (each hereinafter a “Notice”) which are required to be given or may be given pursuant to the terms of this Agreement shall be in writing signed by the Party or an officer of the Party giving notice or by counsel for such Party and shall be sufficient in all respects if delivered in person, or mailed by registered or certified mail, postage prepaid, or sent by commercial expedited delivery service, as follows:

If to Seller or any of them:	Golden Oval Eggs, LLC

With a copy to (which copy shall be mandatory to effect Notice but shall not alone constitute Notice):	Mark Hanson
Stoel Rives LLP
Suite 4200
33 South Sixth Street
Minneapolis, MN 55402

If to Purchaser:	Rembrandt Enterprises, Inc.
1419 480th Street
Rembrandt, IA 50576
Attention: President

With a copy to (which copy shall be mandatory to effect Notice but shall not alone constitute Notice):	Rembrandt Enterprises, Inc.
c/o 1725 Roe Crest Drive
North Mankato, Minnesota 56002-3728
Attn: General Counsel’s Office

or such replacement address as any Party hereto shall have designated by Notice to the other Parties as provided in this Agreement.

(b)                                 Effective Time.  Any Notice shall be effective when the Party giving the Notice has complied with SECTION 10.11(a) and when received by all Persons specified to receive such Notice.  A Notice is deemed to have been received as follows:

(i)                                     upon receipt as indicated on the signed receipt, if given by hand or sent by registered or certified mail or commercial expedited delivery service; or

(ii)                                  if the Party to whom Notice is sent refuses delivery or if the Notice cannot be delivered due to a change in address for which no Notice was provided, then upon rejection, refusal or inability to deliver.

Notwithstanding the foregoing provisions, if any Notice is received after 5 p.m. on any Business Day or on any day other than a Business Day where received, the Notice shall be deemed to have been delivered at 9 a.m. on the next following Business Day.

Section 10.12                     DEFINITIONS.

Unless otherwise specified in this Agreement, the following terms (or any singular, plural, derivative or alternative form) as used in this Agreement or the instruments, certificates, or other documents required under this Agreement, shall have the meanings assigned in this SECTION 10.12:

(a)                                  Affiliate.  Affiliate means any Person controlling, controlled by or under common control with the Party or Person specified, including any:

(iii)                               subsidiaries;

(iv)                              partners;

(v)                                 divisions; and

(vi)                              shareholders possessing the authority to appoint a majority of the board of directors or to direct the actions of such Party or Person.

(b)                                 Ancillary Documents.  Ancillary Documents means, in the case of Seller, all documents executed by Seller and delivered under SECTION 4.2, and in the case of Purchaser, all documents executed by Purchaser and delivered under SECTION 4.3.

(c)                                  Business Day.  Business Day means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Law to close.

(d)                                 Contemplated Transactions.  Contemplated Transactions means all of the transactions contemplated by this Agreement, including:

(i)                                    the execution, delivery, and performance of the agreements and other instruments to be delivered pursuant to the terms of this Agreement;

(ii)                                 the performance by the Parties of their respective covenants and obligations under this Agreement; and

(iii)                              the purchase and sale of the Purchased Assets.

(e)                                  Customer and Prospect Information.  Customer and Prospect Information means: (i) all information regarding customers (regardless of date of last purchase) and prospects (regardless of date of last contact) whether maintained as an individual record or in composite or list form including contact information, source of customer or prospect name, demographic information (including SIC or other industry codes, nature of business, and employee count), transaction records (including notes), purchase history, order and contact frequency, responses to marketing campaigns and offers, billing and payment history, shipping and credit information and terms; and (ii) all information regarding marketing and prospecting campaigns, techniques and offers including source(s) of lists, analysis of list performance, response rates, advertising costs, total campaign revenue, total campaign cost of goods sold and other costs, average order size, customer retention, and lifetime value of customers.

(f)                                    Environmental, Health and Safety Requirements.  Environmental, Health and Safety Requirements means any Laws relating to public health and safety, worker health and safety, and pollution and protection of the environment, including the treatment, storage, use, release, disposal, or management of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq., the Federal Insecticide Fungicide, and Rodenticide Act, 7. U.S.C. Section 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., and the Emergency Planning and Community Right to Know Act, as those laws have been amended or supplemented, and the regulations promulgated pursuant to those laws, and all analogous state or local laws.

(g)                                 GAAP.  GAAP means United States generally accepted accounting principles, consistently applied.

(h)                                 Hazardous Substances.  Hazardous Substances means any waste, pollutant, contaminant, hazardous or toxic substance or waste, special waste, or any constituent of any hazardous or toxic substance or waste which is regulated by any Environmental Health and Safety Requirement due to its properties of being toxic, hazardous, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or mutagenic, including, without limitation, petroleum and petroleum products or byproducts, asbestos, asbestos-containing materials, or presumed asbestos-containing materials, urea formaldehyde and polychlorinated byiphenyls, and any other substances defined or listed as “hazardous substances”, “hazardous materials”, “hazardous waste”, “extremely hazardous substances”, “toxic substances”, “toxic chemicals”, or any variation thereof, pursuant to applicable Laws.

(i)                                     Intellectual Property Rights.  Intellectual Property Rights means:

(A)                                             all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof;

(B)                                               all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

(C)                                               all works (whether or not copyrightable), all copyrights, and all applications, registrations, and renewals in connection therewith;

(D)                                              all mask works and all applications, registrations, and renewals in connection therewith;

(E)                                                all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

(F)                                                all computer software (including data and related documentation);

(G)                                               all other proprietary rights; and

(H)                                              all copies and tangible embodiments thereof (in whatever form or medium).

(j)                                     Intentional Misrepresentation.  Intentional Misrepresentation means the equivalent of a person intentionally making a false statement with the hope and intent that you rely upon it to your harm. Intentional misrepresentation can take the form of an intentionally made false promise to do something in the future with no intention of performing at the time the promise is made. Similarly, where someone, because of a relationship with the other person, has a duty to disclose certain facts and intentionally conceals them, that person can be guilty of intentional misrepresentation.

(k)                                  Knowledge.  Knowledge means, with respect to any Person, actual knowledge of a fact or constructive knowledge if a reasonably prudent Person in a like position would have known, or should have known, the fact after due inquiry, and with respect to any corporation or other entity, actual knowledge of a fact by any officer, director or employee of such corporation or entity (or any Affiliate) or constructive knowledge if a reasonably prudent officer, director or employee would have known, or should have known the fact after due inquiry.   For purposes of this Agreement, officers, directors or employees of the Seller are limited to Dana Persson, Rob Harrington, Tom Powell, Jerry Armstrong and William Bloyer, and in the case of Purchaser, are limited to Dave Rettig, Bill Kozitza and Brad Fullmer.

(l)                                     Laws.  Laws means any applicable federal, state, county, or local laws, statutes, rules, regulations, ordinances and requirements promulgated by governmental or other authorities including any judicial or administrative interpretations thereof.

(m)                               Liability.  Liability means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

(n)                                 Most Recent Balance Sheet.  Most Recent Balance Sheet means the balance sheet(s) included within the Financial Statements as of the Most Recent Fiscal Year End.

(o)                                 Most Recent Fiscal Year End.  Most Recent Fiscal Year End means August 31, 2007.

(p)                                 Ordinary Course of Business.  Ordinary Course of Business means:

(i)                                    the action is consistent with the past custom and practice (including with respect to quantity and frequency) of such Person in the day-to-day operations of such Person; and

(ii)                              the action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of the Person.

(q)                                 Party.  Party means each Seller Party and the Purchaser.

(r)                                    Person.  Person means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(s)                                  Related Person.  Related Person means a Person which is:

(i)                                     an Affiliate of the specified Person; or

(ii)                                  is a shareholder, officer, director of the specified Person; or

(iii)                               is a parent, child, spouse or sibling or a member of the same household of the specified Person or of any of the foregoing Related Persons.

Section 10.13.                  SEVERABILITY.

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision shall be enforced to the greatest extent permissible so as to affect the intent of the Parties, and the legality, validity and enforceability of the remaining provisions shall in no manner be affected or impaired. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the illegal, invalid or unenforceable provision with legal, valid and enforceable language which as closely as possible reflects the intent.

Section 10.14.                  EXPENSES.

Each Party shall each bear and pay for its own costs and expenses incurred by it or on its behalf in connection with the Contemplated Transactions, including, without limitation, all fees and disbursements of attorneys, accountants, brokers, and financial consultants incurred through the Closing (“Transaction Costs”).

Section 10.15.                  PUBLICITY.

No public release, announcement or other form of publicity concerning this Agreement or the Contemplated Transactions shall be issued by any Party without the prior written consent of all other Parties hereto; provided, however, that GOE is authorized to make such disclosures as may be required under applicable securities and other Laws and further provided in SECTIONS 3.8 and 3.9 of this Agreement.

Section 10.16.                  WAIVER.

The waiver by any Party of any other Party’s non-compliance with any obligation or responsibility shall be ineffective unless given in writing and shall not be deemed a waiver of other instances of non-compliance or of any Party’s remedies for such non-compliance.

Section 10.17.                  Construction; INTERPRETATION.

The Parties acknowledge that this Agreement was prepared by the Purchaser solely as a convenience and that all Parties and their counsel have read and fully negotiated all the language used in this Agreement. No rule of construction shall apply to this Agreement which construes ambiguous or unclear language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.  No provision hereof shall be construed as a limitation or modification of any other provision hereof.  Unless otherwise specified in the relevant provision, “including” means “including without limitation” and no exclusion of unlisted items shall be inferred from their absence.

Section 10.18.                  DISCLOSURE SCHEDULES.

Items required to be disclosed on the Disclosure Schedule shall be deemed to be disclosed unless such disclosure identifies the matter with reasonable particularity and describes the item to be disclosed in reasonable detail. No such disclosure under any Schedule or certificate shall be deemed a disclosure under any other Schedule or certificate unless the latter Schedule or certificate contains a clear reference to the former Schedule or certificate and the referenced disclosure identifies both exceptions with reasonable particularity and detail.

Section 10.19.                  SPECIFIC PERFORMANCE.

Each Party agrees that remedies at Law may be inadequate to protect the other Party from and against any actual or threatened breach of this Agreement by such part or any of its representatives.  Without prejudice to the rights and remedies otherwise available to it, each Party agrees that any other Party may seek equitable relief in favor of the other Party by way of specific performance or otherwise without proof of actual damages, if the Party or any of its Representatives breach or threaten to breach any of the provisions of this Agreement.

Section 10.20.                  ATTORNEY FEES.

If any litigation shall be commenced to enforce, or relating to, any provision of this Agreement or any Ancillary Documents, the prevailing Party shall be entitled to an award of reasonable attorney fees (including fees related to the services of in-house counsel) and reimbursement of such other costs as it incurs in prosecuting or defending such litigation.  For purposes of this

SECTION 10.20, prevailing Party shall include a Party awarded injunctive relief, and a Party prevailing upon appeal.

Section 10.21.                  CONSENTS.

Any consent permitted or required in this Agreement or any Ancillary Documents shall be ineffective if not in writing and, unless provided otherwise, shall be granted or denied in the sole and absolute discretion of the Party authorized to grant the consent.

IN WITNESS WHEREOF, this Purchase and Sale Agreement has been duly executed by each Seller Party and the Purchaser effective as of the date first above written.

REMBRANDT ENTERPRISES, INC.

By:

Name:

Title:

GOLDEN OVAL EGGS, LLC

By:

Name:

Title:

GOECA, LP

By:

Name:

Title:

GOECMA, INC.

By:

Name:

Title:

MIDWEST INVESTORS OF IOWA, COOPERATIVE

By:

Name:

Title: